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                                                                 Exhibit 10-U(2)

*** indicates where a confidential portion has been omitted and filed separately with the Commission

                          EQUITY JOINT VENTURE CONTRACT

                                    PREAMBLE

Whereas, DONGFENG AXLE CO., LTD. (hereinafter referred to as DAC) is a limited liability company incorporated in accordance with the laws of the People's Republic of China at the date hereof, whose shareholders are DONGFENG MOTOR CO., LTD. (hereinafter referred to as DFL) and DONGFENG (SHIYAN) INDUSTRIAL COMPANY (hereinafter referred to as DONGFENG INDUSTRY) and DONGFENG MOTOR CORPORATION (hereinafter referred to as DFM).

DFL, an equity joint venture company established in accordance with the laws of the People's Republic of China, and DANA Corporation (hereinafter referred to as DANA CORPORATION), a corporation established in accordance with the laws of the Commonwealth of Virginia, United States of America, entered into a Letter of Intent on September 24th, 2003, pursuant to which DFL and DANA agree to set up an equity joint venture company (hereinafter referred to as JVC) in Xiangfan Municipality, Hubei Province, PRC. DFL and DANA CORPORATION agree that the investment of DANA CORPORATION in the JVC will be carried out by DANA MAURITIUS LIMITED, a one hundred percent (100%) wholly owned subsidiary of DANA CORPORATION with limited liability established in accordance with the laws of Republic of Mauritius (hereinafter referred to as DANA).

In accordance with the Joint Venture Law (as defined hereinafter), the Joint Venture Regulations (as defined hereinafter) and other relevant laws and regulations of the PRC, DFL and DANA, adhering to the principles of equality and mutual benefit, agree after friendly consultations as follows:

                                    ARTICLE 1

                                   DEFINITION

1.1   DEFINITIONS

In this Contract, unless the context otherwise requires, the following expressions have the following meanings:

AFFILIATE means, in relation to any Party, any enterprise, corporation, partnership, trust or other entity (excluding the JVC) directly or indirectly controlling or controlled by or under direct or indirect common control with that Party; CONTROL for the purposes of this definition being taken to mean direct ownership of fifty percent (50%) or more of the registered capital, stocks or the voting rights of such enterprise or entity.

ANCILLARY CONTRACTS is defined in Article 30.1(a).

APPROVAL AUTHORITY is defined in Article 30.2(a).

ARTICLES OF ASSOCIATION means the Articles of Association of the JVC of even date herewith.

BOARD means the Board of Directors of the JVC.

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BREACHING PARTY is defined in Article 24.1(a).

CHINESE GAAP means the Generally Accepted Accounting Principles applicable in the PRC.

COMMERCIAL VEHICLES means those vehicles described in Article 4.2(b).

COMPANY TERM is defined in Article 22.1(a).

CONFIDENTIAL INFORMATION means Information relating to the business affairs, financial information, technology and know-how, and trade secrets of any Party or its Affiliate(s) and the JVC, obtained from that Party or its Affiliate(s) or obtained from any third party in the course of discussing, considering or implementing this Contract.

CONTRACT means this Equity Joint Venture Contract for the establishment of the JVC.

DANA means Dana Mauritius Limited, a limited liability company duly established and validly existing under the laws of the Republic of Mauritius.

DELEGATES means the General Manager, the Executive Deputy General Manger and the Deputy General Managers delegated to the JVC by either Party and other management and technical personnel to be delegated to the JVC upon agreement by both Parties.

DELEGATE AGREEMENT means the DFL Delegation Agreement or the DANA Delegation Agreement entered into between the JVC and DFL or DANA CORPORATION respectively.

DEPUTY GENERAL MANAGER and DEPUTY GENERAL MANAGERS means, respectively, each of the four (4) Deputy General Managers of the JVC individually and collectively.

DFL means Dongfeng Motor Co., Ltd., a Sino-foreign joint venture enterprise duly established by Dongfeng Motor Group Company Limited and Nissan China Company Limited and validly existing under the laws of the PRC.

EFFECTIVE DATE is defined in Article 30.2(a).

ENVIRONMENTAL LAW means any PRC national, provincial, municipal, or local law, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any governmental authority, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances as defined therein, wastes or materials.

ESTABLISHMENT DATE means the date on which the JVC is established as specified in Article 3.1.

EVENT OF FORCE MAJEURE is defined in Article 26.1.

EXCHANGE RATE means the median of the US$ and RMB buying and selling rates quoted by the People's Bank of China on the date the relevant payment or transaction

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occurs.

EXECUTIVE DEPUTY GENERAL MANAGER means the Executive Deputy General Manager of the JVC.

EXEMPTED TARGET is defined in Article 20.3.

FACTORY A means all the facilities, structures, buildings and improvements constructed and/or currently under construction, which are located at Land I.

FACTORY B means all the facilities, structures, buildings and improvements constructed and/or currently under construction, which are located at Land II.

FACTORY C means all the facilities, structures, buildings and improvements constructed and/or currently under construction, which are located at Land III.

FACTORY means Factory A, Factory B and Factory C individually; and FACTORIES means Factory A, Factory B and Factory C collectively.

FEASIBILITY STUDY REPORT means the feasibility study report prepared by the Parties for evaluating the technical and commercial feasibility of establishing an axle equity joint venture company in the Hubei Province, PRC.

FERC means a Foreign Investment Enterprise Foreign Exchange Registration Certificate.

GENERAL MANAGER means the General Manager of the JVC.

INFORMATION means information of whatever nature and whether written, oral, visual, pictorial, held electronically or otherwise, whether in whole or in part.

JOINT VENTURE LAW means the Law of the People's Republic of China on Equity Joint Ventures Using Chinese and Foreign Investment.

JOINT VENTURE REGULATIONS means the Implementing Regulations of the Law of the People's Republic of China on Equity Joint Ventures Using Chinese and Foreign Investment.

JVC means the PRC equity joint venture company established pursuant to this Contract.

LAND I means that certain parcel of land (Land Lot Number: 9-13-14-2 and Land Use Rights Certificate Number: 0913014-2) with a total area of approximately 134,319.10 square meters located on Jiefang Road, Xiangfan Municipality, Hubei Province, which the JVC will lease from DFM pursuant to the Land Lease Contract.

LAND II means those certain parcels of land (Land Lot Number: 9-5-242 and 9-5-743 and Land Use Rights Certificate Number: 0905242 and 0905743) with a total area of approximately 106,877.30 square meters located on No.1 Wudang Road, Maojian District, Shiyan Municipality, Hubei Province, PRC, which the JVC will lease from DFM pursuant to the Land Lease Contract.

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LAND III means those certain parcels of land (Land Lot Number: 9-8-9, 9-8-14,
9-8-219, 9-8-4, 9-8-1, 9-8-13, 9-8-2 and 9-8-220 and Land Use Rights Certificate
Number: 0908009, 0908014, 0908219, 0908004, 0908001, 0908013, 0908002 and
0908220) with a total area of approximately 318,915.30 square meters located on Maojian Hall, Maojian District, Shiyan Municipality, Hubei Province, PRC, which the JVC will lease from DFM pursuant to the Land Lease Contract.

LAND IV means that certain parcel of land with an area of approximately 3,000 square meters located on No. 68 Migong Road, Xiangfan Municipality, Hubei Province, PRC, to which the JVC has exclusive use rights.

LAND means Land I, Land II, Land III or Land IV individually or Land I, Land II, Land III and Land IV collectively.

LAND LEASE CONTRACT means a land lease contract entered into between DFM and DAC on July 9, 2003.

NON-BREACHING PARTY is defined in Article 24.1(b).

OFFICE BUILDING means all the facilities, structures, buildings and improvements constructed and/or currently under construction, which are located at Land IV.

PARTY means DFL or DANA individually; and PARTIES means DFL and DANA collectively.

PERSON means any corporation, association, partnership, trust, body, entity, individual, or enterprise legal person.

PRODUCTS is defined in Article 4.2(b).

PRC means the People's Republic of China, (including Mainland China, the Hong Kong Special Administrative Region, Taiwan and the Macau Special Administrative Region), but for the purpose of this Contract, refers only to Mainland China.

PRC FINANCIAL STATEMENTS is defined in Article 16.3(a)(iv).

QCDD means quality assurance capability for Q, competitive pricing advantage for C, delivery time meeting the requirements of the production and operational model for D, and research and development capability for D.

R&D CENTER is defined in Article 9.6(a).

REPRESENTATIVE means in relation to a Party, a director, officer, employee, agent, servant or professional adviser of a Party or one of its Affiliates.

RMB means Renminbi, the lawful currency of the PRC.

SAFE means the State Administration of Foreign Exchange, its provincial branch in Hubei Province or its local branch in Xiangfan Municipality, as appropriate.

SAIC means the State Administration of Industry and Commerce, its provincial branch in Hubei Province or its local branch in Xiangfan Municipality, as appropriate.

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SENIOR MANAGERS is defined in Article 12.1(b)(iii).

SPA means the Sale and Purchase Agreement for the acquisition by Dana of an aggregate fifty percent (50%) of the registered capital of Dongfeng Axle Co., Ltd. entered into among DFL, Dongfeng Industry, DFM and Dana on the even date herewith.

U.S. or U.S.A. means the United States of America.

US GAAP means Generally Accepted Accounting Principles applicable in the United States of America.

US GAAP FINANCIAL STATEMENTS is defined in Article 16.3(a)(v).

US$ means United States Dollars, the lawful currency of the United States of America.

WARRANTIES is defined in Article 5.4(b).

                                    ARTICLE 2

                                     PARTIES

2.1   CHINESE PARTY

The Chinese party to this Contract is Dongfeng Motor Co., Ltd. in English and [CHINESE CHARACTER] in Chinese (DFL), a Sino-foreign equity joint venture with limited liability duly organized and validly existing under the laws of the PRC with its legal address at 84 Baiye Road, Wuhan Economic Development Zone, Wuhan City, Hubei Province, PRC. The legal representative of DFL is:

                  Name:          MIAO WEI

                  Position:      Director of Board

                  Nationality:   Chinese

2.2   FOREIGN PARTY

The foreign party to this Contract is Dana Mauritius Limited in English and [CHINESE CHARACTER] in Chinese (DANA), a corporation duly established and validly existing under the laws of the Republic of Mauritius, with its legal address at Level 6, One Cathedral Square, Pope Hennessy Street, Port Louis, Mauritius. The legal representative of DANA is:

                  Name:          Robert E. Pollock

                  Position:      Director

                  Nationality:   United States of America

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                                    ARTICLE 3

                                     THE JVC

3.1   ESTABLISHMENT OF THE JVC

In accordance with the Joint Venture Law, the Joint Venture Regulations and other relevant laws and regulations of the PRC, the Parties hereby agree to establish an equity joint venture company with limited liabilities (i.e. the JVC) pursuant to the terms of this Contract and the Articles of Association. The JVC shall be deemed to be duly established on the date set forth in the JVC's business license issued by the SAIC (the ESTABLISHMENT DATE).

3.2   NAME AND ADDRESS OF THE JVC

(a) The name of the JVC shall be Dongfeng Dana Axle Co., Ltd. in English andP. [CHINESE CHARACTER] in Chinese.

(b) The legal address of the JVC shall be: 10th Floor, Torch Building, Hi-Tech Industry Development Zone, Xiangfan, Hubei Province, PRC.

(c) Upon the expiration of the Company Term or any early termination of the JVC, or if at any time during the Company Term DFL ceases to be a Party to this Contract or if DFL's equity interest falls below 50% of the registered capital of the JVC or if there is a change in the shareholding structure of or in the name of DFL or for any other reason, upon DFL's request, the JVC shall forthwith change its name by removing the word "Dongfeng" in English and "[CHINESE CHARACTER]" in Chinese from its name without replacing it with any similar word or expression.

      Upon the expiration of the Company Term or any early termination of the JVC, or if at any time during the Company Term DANA ceases to be a Party to this Contract or if DANA's equity interest falls below 50% of the registered capital of the JVC or if there is a change in the shareholding structure of or in the name of DANA or for any other reason, upon DANA's request, the JVC shall forthwith change its name by removing the word "Dana" in English and "[CHINESE CHARACTER]" in Chinese from its name without replacing it with any similar word or expression.

3.3   LIMITED LIABILITY COMPANY

The JVC shall be a limited liability company. Each Party's liability shall be limited to the amount of the JVC's registered capital subscribed by the Party, and no Party shall have any other liability to the JVC or to any third party jointly or severally in excess of such amount. The Parties shall share the profits and, subject to the above, bear the risks and losses in accordance with the ratio of their capital contributions as set out in Article 5.2.

3.4   LEGAL PERSON STATUS

The JVC shall be a legal person under the laws of the PRC.

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3.5   COMPLIANCE WITH LAW

All activities of the JVC shall be governed and protected by the relevant published laws, regulations, decrees and rules of the PRC, and by the terms of this Contract and the Articles of Association of the JVC. The Parties recognize that in carrying out its obligations under this Contract, each Party shall also be subject to and must abide by applicable laws, regulations, decrees and rules of the jurisdiction of its establishment or its ultimate parent's establishment.

                                    ARTICLE 4

                 PURPOSE, BUSINESS SCOPE AND SCALE OF PRODUCTION

4.1   PURPOSE

The purpose for the Parties to establish the JVC is to:

(a) establish the JVC to be a technologically advanced manufacturing enterprise in the PRC of world class capabilities that will attain high operating performance standards and will conduct activities of research, design, manufacture and sale of Commercial Vehicle axle products and specialty vehicle axle products, all of which are asbestos-free and meet the environmental requirements of PRC and produce and sell related spare parts and components as well as provide after-sales services; and

(b)   allow the Parties to earn satisfactory profits.

4.2   BUSINESS SCOPE

(a) The business scope of the JVC shall be to design, manufacture, promote, and sell Commercial Vehicle and specialty vehicle axle products and related spare parts and components, to research and develop new applications of such asbestos-free Commercial Vehicle and specialty vehicle axle products for the domestic PRC market, and to provide after-sales services and engineering support for such Commercial Vehicle and specialty vehicle axle products, as well as to engage in other business activities to promote the purpose and success of the JVC.

      The detailed business scope of the JVC includes:

      (i) to research, design, manufacture, develop, promote and sell Commercial Vehicle axle products, specialty vehicle axle products and related parts and components, but specifically excluding outdoor power equipment products and off-highway vehicle axle products;

      (ii) to sell in the China market the above-mentioned products and provide after-sales services;

      (iii) to sell in the Hong Kong Special Administrative Region, Taiwan, and the Macau Special Administrative Region and in the international market as provided in Article 10.2 below;

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      (iv)  to provide technical consultation services with respect to the axle products and components of the JVC;

      (v)   to import from DANA and distribute in the PRC vehicle axle products;

      (vi) to research, design, develop, produce, promote, handle, deal in, sell or market only products that have no asbestos-containing materials or products; and

      (vii) to engage in other business activities to promote the purpose and success of the JVC.

(b) Specifically, the axle products to be manufactured or sold by the JVC shall be the following products (the PRODUCTS) for commercial vehicles (trucks having a gross vehicle weight above 4 tons as well as medium and large buses and coaches, collectively "COMMERCIAL VEHICLES") and specialty vehicles (i.e., occupational vehicles, fire and rescue vehicles, dump trucks, and cement trucks) but excluding outdoor power equipment products or off-highway products:

      (i)   single and tandem drive axles;

      (ii)  non-driving steer axles;

      (iii) pusher, tag and trailer axles;

      (iv)  drive steer axles;

      (v)   low floor bus axles;

      (vi)  brake components; and

      (vii) hubs, drums and rotors.

(c) The JVC will also manufacture and sell asbestos-free axle products for light vehicles (having a gross vehicle weight less than 4 tons). DFL and DANA will discuss forming a separate joint venture for the light axle business and other matters relating to the development of the light axle business.

4.3   ESTIMATED SCALE AND QUALITY OF PRODUCTION

(a) The Parties estimate that the JVC shall formally commence operation after the issuance of the business license by SAIC, and the estimated annual production for that year will be set out in the Feasibility Study Report. Thereafter, the production capacity and scale of production may be expanded subject to the conditions of increased market demand and other economic conditions favoring expansion.

(b) In recognition of the importance of the development and production of quality products to the success of the JVC, the JVC shall do its utmost to ensure that the JVC shall obtain and continue in effect certification of a world class quality system.

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4.4   LOCATION

(a) The JVC's operations will be located on the Land of the JVC and other locations mutually agreed upon by the Parties. The JVC shall optimize the process and logistics of the business of the JVC in the best interests of both Parties.

(b) The JVC may from time to time, as it deems necessary and after approval by the Board and the Approval Authority, establish branch organizations within the PRC to promote the JVC, the Products, and to provide information and advice to the customers of the JVC with respect to the installation and uses of the Products.

                                    ARTICLE 5

                 TOTAL INVESTMENT AMOUNT AND REGISTERED CAPITAL

5.1   TOTAL INVESTMENT AMOUNT

The total investment amount of the JVC shall be Renminbi One Billion Five Hundred Million (RMB 1,500,000,000).

5.2   REGISTERED CAPITAL AND CONTRIBUTION RATIOS

The registered capital of the JVC shall be Renminbi Five Hundred Million
(RMB 500,000,000), of which DFL shall contribute Renminbi Two Hundred and Fifty Million (RMB 250,000,000) accounting for fifty percent (50%) and DANA shall contribute Renminbi Two Hundred and Fifty Million (RMB 250,000,000) accounting for fifty percent (50%).

5.3   CONTRIBUTIONS OF THE PARTIES

(a) DFL shall contribute to the JVC 50% of the registered capital of DAC, which has been subscribed and fully paid up by DFL as of the date hereof, representing 50% of the registered capital of the JVC.

(b) DANA shall contribute to the JVC 50% of the registered capital of DAC, which DANA has acquired from DFL, Dongfeng Industry and DFM pursuant to the SPA and which has been subscribed and fully paid up by DFL, Dongfeng Industry and DFM as of the date hereof, representing 50% of the registered capital of the JVC.

5.4   REPRESENTATIONS AND WARRANTIES OF THE PARTIES

(a) DFL represents and warrants to DANA and the JVC with respect to DAC, including without limitation all matters relating to its business, finance, assets and properties those representations and warranties (DFL REPRESENTATIONS AND WARRANTIES) set out in Schedule 8.1A of and other representation and warranties and undertaking in the SPA.

(b) DANA represents and warrants to DFL and the JVC with respect to DANA's acquisition of 50% of the registered capital of DAC pursuant to the SPA those

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      representations and warranties (DANA REPRESENTATIONS AND WARRANTIES) set out in Schedule 8.1B of and other representation and warranties and undertaking in the SPA.

      For the purposes of this Contract, the DFL Representations and Warranties and DANA Representations and Warranties are collectively referred to as the WARRANTIES.

(c) The Warranties shall be deemed to be repeated immediately before the Establishment Date with reference to the facts then existing.

(d) The rights and remedies of any Party under this Contract including those in respect of the Warranties, shall not be affected, and the other Party's liabilities under this Contract shall not be released, discharged or impaired, by (i) the completion of each Party's capital contributions to the registered capital of the JVC, (ii) any investigation made into the affairs of such other Party by that Party or any Affiliate of that Party, or (iii) any event or matter whatsoever, other than a specific and duly authorised written waiver or release by that Party.

(e) Without prejudice to Article 24 below, each of the Parties hereby agrees to indemnify and keep the JVC and the other Party fully indemnified from and against all claims, demands, actions, damages, losses, costs, obligations, penalties, liabilities and expenses brought or made against or suffered or incurred by the JVC and/or such other Party as a result of or in respect of any breach by that Party of any Warranties applicable to that Party.

(f) Both Parties agree that a claim for indemnity against one Party hereto under Article 5.4(e) above, whether asserted by the JVC or by the other Party, may be made by such other Party on behalf of itself and/or on behalf of the JVC.

5.5   TIMING OF CAPITAL CONTRIBUTIONS BY THE PARTIES TO THE JVC

The date of capital contribution by the Parties to the JVC shall be deemed to be the Completion Date as defined in the SPA. DFL's obligation with respect to its capital contributions to the JVC shall be deemed fully discharged on the Completion Date. DANA's obligation with respect to its capital contributions to the JVC shall be deemed fully discharged on the date which DANA has made full payment toward the Purchase Price (as defined in the SPA) in accordance with the terms and conditions of the SPA.

5.6   ADDITIONAL FINANCING AND ALTERATION OF REGISTERED CAPITAL

(a) In addition to the registered capital, the JVC shall have the power to borrow any additional funds which it requires and to mortgage its assets in relation to such borrowing. Neither Party shall be obligated to lend funds to the JVC or to guarantee loans to the JVC from third parties or financial institutions. However, if a Party does agree to make such loans or guarantees, such Party shall be entitled to be paid interest and/or related fees, subject to the relevant provisions of the laws and regulations of PRC(pound and the terms and conditions of such loans or guarantees shall be comparable to the terms and conditions of

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      loans or guarantees the JVC could have obtained from a third party on a negotiated and arm's length transaction.

(b) During the Company Term, the JVC may alter its registered capital with the unanimous agreement of the Board and the approval of the Approval Authority. In the event that the Board unanimously agrees that if there is a financial or operational need to increase the registered capital of the JVC in excess of that stated in Article 5.2 above and either Party is either unwilling or unable for whatever reason to contribute to such capital increases, the other Party, in its discretion, in addition to its own subscription to such capital increase, can subscribe to the unsubscribed portion of such capital increase. The terms and conditions of such capital increase and subscription shall be stipulated in a separate agreement to be entered into between DFL and DANA, subject to the unanimous agreement of the Board and the approval of the Approval Authority.

(c)   Notwithstanding the provisions of the preceding two paragraphs,

      (i) the Board shall make final decisions on all matters related to the capital structure and funding requirement of the JVC;

      (ii) Prior to the Completion Date (as defined in the SPA), DANA and DFL will, based on recommendation from DANA's and DFL's financial team, set the targets for additional fundings from the Parties for the first 2 years after the JVC has been establishment;

      (iii) Once the Board has decided that additional fundings from the Parties are required, both Parties shall provide funding to the JVC up to their pro rata shares of the aforesaid target by any of the following options (A) a shareholder loan to the JVC, (B) a parent guarantee supporting JVC's borrowing from any banks or financial institutions, or (C) a standby letter of credit;

      (iv) Each Party shall be entitled to choose any of the aforesaid options and to substitute one option for the other at any time.

5.7   TRANSFER OF THE REGISTERED CAPITAL TO A THIRD PARTY OTHER THAN AN
      AFFILIATE

(a) Subject to the provisions of paragraphs (b) and (c) of this Article 5.7 below, either Party may assign, sell or otherwise dispose of all or part of its registered capital contribution to the JVC to a third party, provided, however, that it first obtains the written consent of the other Party and the approval of the Approval Authority if required.

(b) When a Party (the TRANSFERRING PARTY) wishes to assign, sell or otherwise dispose of all or part of its registered capital contribution to the JVC to a third party (other than a transfer by a Party to an Affiliate pursuant to the provisions of Article 5.8 below (hereinafter the TRANSFER), it shall notify the other Party in writing of (i) its wish to make the Transfer, (ii) the interest it wishes to transfer, (iii) the terms and conditions of the Transfer and (iv) the identity of

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      the proposed transferee (the NOTICE). The other Party shall have a pre-emptive right to purchase the whole of such interest on the terms and conditions specified in the Notice.

(c) The other Party shall notify the Transferring Party within sixty (60) days of actual delivery of the Notice whether it will purchase the whole of the interest to be transferred. If the other Party fails to notify the Transferring Party within such sixty (60) day period that it will purchase such interest, it shall be deemed to have agreed to the Transfer to the proposed transferee specified in the Notice, and the Transferring Party may assign, sell or otherwise dispose of such interest to such proposed transferee, on the terms and conditions set out in the Notice. The Parties shall cause the directors to unanimously agree to such assignment, sale or other disposition. The Transferring Party shall provide the other Party with a duplicate of the executed written agreement with the transferee within fourteen (14) days of the execution of the agreement.

(d) If any Party fails to satisfy the following conditions during the transfer of any part of its equity interest in the JVC, such transfer shall be void:

      (i) The contents of the transfer agreement actually executed by the Transferring Party and the transferee shall be consistent with the contents of the Notice;

      (ii) The transferee has provided the non-Transferring Party a written covenant letter (which shall be effective and in full force) with the undertaking that the transferee shall fulfil the Transferring Party's obligations under this Contract and shall be bound by this Contract as if it were the original signing party thereof;

      (iii) The approval by the Approval Authority and amendment registration with registration authorities have been completed.

(e) If the other Party does not wish to or is unable to exercise its pre-emptive right, it may not unreasonably withhold its consent to any proposed Transfer by the Transferring Party. Notwithstanding any provisions to the contrary, if the Transferring Party is DFL, DFL may not transfer its equity interest in the JVC to any competitor of DANA which is based in the PRC, Europe or North America, unless DANA has a direct or indirect ownership interest in such competitor; and if the Transferring Party is DANA, DANA may not transfer its equity interest in the JVC to any competitor of DFL which is based in the PRC, unless DFL has an ownership interest in such competitor. Moreover, if the capitalization, business prospect, credit rating and such other business criteria of the proposed transferee specified in the Notice as determined by an international investment banking firm, are poorer than those of the Transferring Party, the Transferring Party shall continue to be liable to the other Party for the obligations of the Transferring Party hereunder after the Transfer.

5.8   TRANSFER OF THE REGISTERED CAPITAL TO AN AFFILIATE

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(a)   Notwithstanding the provisions of Article 5.7, either Party may freely assign its capital contribution to an Affiliate (which is not a competitor (with respect to the Products) or owned by a competitor (with respect to the Products) of the other Party or its Affiliates) after the following conditions having been satisfied:

      (i) such transferring Party shall guarantee that all of its responsibilities and obligations under this Contract and under any Ancillary Contracts to which it is a party shall remain valid and unchanged as provided herein and therein, and

      (ii) the Affiliate assignee shall be and have the ability to fully perform all of such transferring Party's responsibilities and obligations under this Contract; if any Ancillary Contracts to which such transferring Party is a party have been assigned by such transferring Party to its Affiliate assignee, the Affiliate assignee shall fully perform all of such transferring Party's responsibilities and obligations under such assigned Ancillary Contracts; for those ancillary Contracts which have not been assigned, such transferring Party shall continue to perform its responsibilities and obligations under such non-assigned Ancillary Contracts.

5.9 INVESTMENT CERTIFICATES

After the Completion Date, the JVC shall engage a major accounting firm registered in the PRC as mutually agreed by the Parties to verify the contributions and issue a verification report. Upon issuance of the verification report by the accounting firm, the JVC shall issue an investment certificate to each Party signed by the Chairman and Vice-Chairman of the Board, setting forth the following: (i) the name of the JVC, (ii) the Establishment Date, (iii) the name of the Parties and their respective capital contributions, (iv) capital contribution date, (v) the date of the verification report so as to confirm the amount contributed by each Party.

5.10  ENCUMBRANCE OF REGISTERED CAPITAL

No Party shall mortgage or otherwise encumber all or any part of its equity interest in the JVC without the consent of the other Party.

5.11  ANCILLARY CONTRACTS

(a) On the date this Contract is signed, the following Ancillary Contracts are also signed or initialed by the relevant party or the Parties jointly (on behalf of the JVC):

      (i) Articles of Association of the JVC for the establishment of the JVC in the form of Appendix 5.11(a)(i);

      (ii) Technology and Know-How License Contract, in the form of Appendix 5.11(a)(ii), between DANA CORPORATION and the JVC;

      (iii) Technical Assistance Contract, in the form of Appendix 5.11(a)(iii),

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            between DANA CORPORATION and the JVC;

      (iv) Long Term Supply Agreement, in the form of Appendix 5.11(a)(iv), between DFL and the JVC;

      (v) DFL Delegation Agreement, in the form of Appendix 5.11(a)(v), between DFL and the JVC;

      (vi) DANA Delegation Agreement, in the form of Appendix 5.11(a)(vi), between DANA CORPORATION and the JVC;

      (vii) Labor Contract, in the form of Appendix 5.11(a)(vii);

      (viii) Employee Manual, in the form of Appendix 5.11(a)(viii);

      (ix) PRC Communist Party Organization and Labor Union Organization Agreement, in the form of Appendix 5.11(a)(ix);

      (x)   Labor and HR Agreement, in the form of Appendix 5.11(a)(x); and

      (xi)  Letter of Guaranty, in the form of Appendix 5.11(a)(xi)

(b) On the first meeting of the Board, the Chairman or the General Manager as authorized by the Board (as appropriate in accordance with Article 12.1(b) below) shall sign on behalf of the JVC each of the Ancillary Contracts to which the JVC is a party.

                                    ARTICLE 6

                         RESPONSIBILITIES OF EACH PARTY

6.1   RESPONSIBILITIES OF DFL

In addition to its other responsibilities under this Contract, upon the request of the JVC, DFL shall, at its own expense, use its commercially reasonable best effort to:

(a)   assist with:

      (i) establishing the JVC, including submission of applications for approval of this Contract and the Articles of Association of the JVC to the Approval Authority and any other government authority whose approval is required, provided that any expenses (fees) of any Approval Authority shall be borne by the JVC;

      (ii)  registering the JVC with the SAIC;

      (iii) issuance of the JVC's business license; and

      (iv) registering the JVC with the relevant authorities including tax, customs and foreign exchange authorities.

(b) assist the JVC in submitting the Ancillary Contracts to and obtaining the necessary approvals or registrations in respect thereof from the relevant

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      government authorities (if required under PRC law);

(c) cause any Affiliate(s) of DFL which is a party to any contract to be entered into between the JVC and such Affiliate as mutually agreed to by the Parties to promptly execute such contract and, once such contract has been executed, cause such Affiliate to fully perform its obligations thereunder;

(d) arrange for the lease to the JVC of Land I, II and III and the use of Land IV by the JVC as described in the first and second paragraphs of Article 8.1, handle registration procedures for the JVC's leasehold interests in Land I, II and III and JVC's use rights in Land IV with the relevant government department, and handle all other necessary procedures to ensure that the JVC has the exclusive right to use the Land in conformity with the scope of its operations for the Company Term, including any extensions, and that the JVC is issued and receives the Land Lease Certificate for Land I, II and III and required approval for Land IV from the relevant government department evidencing such leasehold interests and use rights;

(e) handle registration procedures for the JVC's ownership rights in Factory A, Factory B, Factory C and the Office Buildings, and handle all other necessary procedures to ensure that the JVC is issued and receives the Real Estate Ownership Rights Certificates for Factory A, Factory B, Factory C and the Office Buildings from the relevant government department evidencing such ownership rights;

(f) assist the JVC in contracting for and obtaining the fundamental facilities, services and utilities required by the JVC, including, but not limited to, water, electricity, telecommunications, transportation, etc., conforming to the specifications and conditions set out in the Feasibility Study Report, on a continuous uninterrupted basis, in quantities sufficient to meet the JVC's full operational requirements and in line with the practice in other comparable industrial joint ventures in Xiangfan Municipality, at the lowest possible cost in RMB;

(g) if requested to do so, assist JVC in handling all employment and human resources related matters and such as the recruitment of qualified PRC management personnel, technical personnel and any other personnel required;

(h) assist expatriate personnel of DANA CORPORATION and the JVC in handling the necessary procedures for entry visas, work permits and traveling arrangements, and to assist the JVC in arranging appropriate housing for expatriate employees of the JVC, and hotel accommodations for foreign personnel on temporary assignment to the JVC;

(i) assist the JVC to prevent management and technical personnel and workers from disclosing any trade secrets of the JVC (including technology and know-how licensed to the JVC by DANA CORPORATION);

(j) if requested to do so, assist the JVC in obtaining RMB and foreign exchange loans from financial institutions in the PRC;

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(k)   assist the JVC in applying for and obtaining all possible tax reductions and exemptions and all other relevant investment incentives, privileges and preferences available to the JVC under PRC law, including confirmation on the tax holiday available to the JV (including all of its plants and branches) and the designation of the JVC as an Encouraged Project, a Technologically Advanced and Innovative Enterprise, and a High-and-New-Technology Enterprise;

(l) if requested to do so, assist the JVC in applying for and being granted all necessary approvals, permits, certificates and licenses required in connection with safety, environmental matters (especially waste disposal), and other matters regulated by governmental authorities;

(m) assist the JVC in establishing a good relationship with government authorities and PRC domestic companies, including the existing customers and suppliers of DFL;

(n) assist the JVC in formulating standards for recruiting, evaluating and promoting staff and workers; and

(o)   handle other matters as are entrusted to it by the JVC.

6.2   RESPONSIBILITIES OF DANA

In addition to its other responsibilities under this Contract, upon the request of the JVC, DANA shall, at its own expense, use its commercially reasonable best effort to:

(a) cause any Affiliate(s) of DANA which is a party to any contract to be entered into between the JVC and such Affiliate(s) as mutually agreed to by the Parties to promptly execute such contract and, once such contract has been executed, cause such Affiliate shall fully perform its obligations thereunder;

(b) assist the JVC in purchasing or leasing other machinery, equipment, supplies, office appliances, means of transportation, communications facilities and other materials required by the JVC from outside the PRC;

(c) assist the JVC, at the JVC's expense, in arranging with the manufacturers of the machinery and equipment to be imported by the JVC for the provision of necessary technical personnel during the installation and commissioning of the machinery and equipment, if the Parties deem such assistance to be necessary;

(d) assist the JVC in recruiting expatriate management and technical personnel;

(e) assist the JVC in formulating standards for recruiting, evaluating and promoting staff and workers;

(f) assist the JVC in arranging foreign visas and accommodations for personnel and directors of the JVC traveling abroad on JVC business;

(g) cause DANA CORPORATION to provide technology to support the JVC in accordance with the Technology and Know-How License Contract, entered into between DANA CORPORATION and the JVC;

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(h)   assist the JVC, if being requested to do so and at the JVC's expense, in arranging visits to the facilities of Dana and Dana's Affiliates, which visits are, in Dana's opinion, conducive to the JVC's business and operations; and

(i)   perform other matters as are entrusted to it by the JVC.

                                    ARTICLE 7

                              LICENSE OF TECHNOLOGY

(a) As of the date hereof, the JVC and DANA CORPORATION shall enter into the Technology and Know-How License Contract in the form of Appendix 5.11(a)(ii), so that the JVC obtains the rights to use the advanced technology and know-how of DANA CORPORATION for the production of the Products. Appendix 1.1(A) of the Technology and Know-How License Contract has set forth JVC's partial requirements with regard to technology. During the valid term of the Technology and Know-How License Contract, DANA CORPORATION shall, at the request of the JVC from time to time, license to the JVC the requested technology, provided (i) that the Board agrees to import such technology and that (ii) DANA CORPORATION owns such technology. Subsequently, the JVC and DANA CORPORATION shall jointly make relevant amendment to the aforesaid Appendix 1.1(A).

      DFL and DANA both agree that the Technology and Know-How License Contract is important for the success of the JVC.

(b)   The license of technology and know-how is conditioned upon:

      (i) DANA CORPORATION obtaining export licenses, if any are required, from the government of the United States of America and any other country whose export control laws may apply, and

      (ii) applicable laws, regulations and executive orders of the PRC government applicable to the license.

(c) Both Parties acknowledge that this Contract is not a license of technology or of know-how and that the only grant of a license to technology and know how is in the Technology and Know-How License Contract.

(d) The confidentiality obligations of the Parties with regard to such technology and know-how licensed under the Technology and Know-How License Contract are set forth in Article 21 below.

(e) In connection with the technical support by DANA CORPORATION to the JVC, DANA CORPORATION or its relevant Affiliate(s) shall provide technical assistance to the JVC pursuant to the Technical Assistance Contract in the form of Appendix 5.11(a)(iii). All costs relating to the services to be performed by DANA CORPORATION or its relevant Affiliate(s) under the Technical Assistance Contract shall be dealt with by the parties thereto in accordance with the terms and conditions thereof.

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                                    ARTICLE 8

                                      LAND

8.1 LEASE OF LAND USE RIGHTS BY THE JVC

DFL shall arrange for the lease to the JVC of Land I, Land II, Land III and with an aggregate total area of 563,111.7 square meters as marked on Schedule 1I for the Company Term with an option of renewal, the term and conditions of such lease and option arrangement shall be further detailed in the Land Lease Contract. DFL shall also arrange for the use by the JVC of Land IV for the Company Term in accordance with the provisions hereof.

8.2 REGISTRATION OF THE LEASE OF THE LAND

DFL shall carry out formalities to register the lease of Land I, Land II and Land III to the JVC pursuant to the Land Lease Contract and the use of Land IV by the JVC with the relevant land and building administration authorities recognizing the JVC's leasehold interests in Land I, Land II and Land III and the JVC's use rights in Land IV. DFL shall ensure that the Land Lease Certificates for Land I, Land II and Land III and the required approval for Land IV evidencing the JVC's rights set forth in the preceding sentence is issued to the JVC within thirty (30) days after the JVC has been issued its business license.

8.3 REGISTRATION OF THE OWNERSHIP RIGHTS IN THE FACTORIES AND THE OFFICE BUILDINGS UNDER THE JVC'S NAME

(a) Prior to the Establishment Date, DFL shall obtain one Real Estate Ownership Rights Certificate for each of Factory A, Factory B and Factory C and the Office Buildings, covering all buildings owned or used by DAC which are located on Land I, Land II, Land III and Land IV respectively. After the Establishment Date, DFL shall also carry out formalities to register the ownership rights in Factory A, Factory B, Factory C and the Office Buildings under the JVC's name with the relevant land and building administration authorities recognizing the JVC's ownership rights in Factory A, Factory B, Factory C and the Office Buildings. DFL shall ensure that the Real Estate Ownership Rights Certificates for Factory A, Factory B, Factory C and the Office Buildings evidencing the JVC's rights set forth in the preceding sentence are issued to the JVC within thirty (30) days after the JVC has been issued its business license.

(b) In the event that any outside factors related to the Land renders the JVC unable to continue to operate on the Land, or the terms and conditions of the lease of any of the Land by DFM to the JVC are not generally consistent with those for the lease of land by DFM to DFL or the terms and conditions of the use by the JVC of Land IV are not generally consistent with the current terms and conditions of use, DFL shall, at the JVC's request, buy back the Factory or the Office Buildings on the Land so affected at the then book value of such Factory or such Office Buildings.

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8.4 LAND USE FEE AND LAND USE TAX

As agreed in the Land Lease Contract and between the Parties, DFL shall ensure that the JVC will have complete and exclusive use and occupancy of the Land and that the JVC will at all times during the term of the lease, have the exclusive, peaceful and quiet enjoyment and possession of all of the Land without any manner of claim or hindrance from any parties and free and clear of any claims or rights of interest or molestation of any kind relating to such quiet possession and use. Pursuant to the provisions of Article 8.3 above, DFL shall also register the ownership rights in the Factories and the Office Buildings under the JVC's name clear and free of any mortgage, pledge, lien, charge, encumbrance, assignment, hypothecation, priority, security interest, option, warrant, title retention, preferential right, trust arrangement, security agreement or arrangement, or other third party claims or rights (including rights of pre-emption) of any nature whatsoever and with land use fees, land use taxes and land registration fees paid in full by DFM. In the event that DFM defaults in the payment of any fee, tax or other payment to be made by it which affects the JVC's right to use any of the Land or the JVC's ownership interests in the Factories and/or the Office Buildings, the JVC may (but shall not be obligated to) pay and discharge such fee, tax or other payment on behalf of DFM and shall be entitled to recover any sum so paid as a debt and/or claim for damages from DFM.

8.5 SUPPLY OF UTILITIES AND TELECOMMUNICATIONS FACILITIES

If the JVC, as a High-and-New-Technology Enterprise, does not have a sufficient supply of utilities, including telecommunications facilities, DFL shall cause the local Planning Commission, local Utilities Bureau, Power Supply Bureau, Telecommunications Bureau and other relevant departments to review the situation and give priority to the JVC in the supply of the utilities in accordance with the State Council Regulations Encouraging Foreign Investment and pursuant to the approved Feasibility Study Report. The prices for the utilities shall be in RMB and shall be at the lowest possible price.

8.6 ENVIRONMENTAL STATUS OF FACTORIES AND LAND

(a) DFL's representations and warranties with respect to the Factories, the Office Buildings and the Land are set out in Part B and Part C of Schedule 8.1A of the SPA. DFL shall be, subject to the provisions of the SPA, responsible for any and all environmental liabilities arising in connection with or in any way relating to DFL (or any predecessor of DFL or any prior occupant of the Land), the Land or any activities or operations occurring or conducted at the Land (including, without limitation, offsite disposal), whether accrued, contingent, absolute, known and unknown, determined, determinable or otherwise, which (i) arise under or relate to any Environmental Law and (ii) relate to actions occurring or conditions existing on or prior to the Establishment Date.

(b) DFL shall ensure that, by the date immediately prior to the Establishment Date, there will be no asbestos containing materials in any of the Factories, the Office Buildings or on any of the Land, whether contained in parts and components, inventories, products (whether finished or semi-finished), machinery and equipment, or building materials, or otherwise. DFL shall

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      remain liable for any and all asbestos claims at all time.

                                    ARTICLE 9

                        MAJOR OPERATING PRACTICES OF JVC

9.1 SUPPLY OF VEHICLE AXLE PRODUCTS TO DFL

DFL shall purchase from the JVC and cause its Affiliates to purchase from the JVC pursuant to the Long Term Supply Agreement all of the Commercial Vehicle, specialty vehicle and light vehicle axle products required by them and which the JVC can supply, ***.

9.2 PURCHASE AND SUPPLY OF COMPONENTS

DFL shall, and shall cause its Affiliates to, pursuant to the agreements entered into between DFL and/or its Affiliates and the JVC and/or past practice, continue to supply to the JVC raw materials and components for Commercial Vehicle, specialty vehicle and light vehicle axle products required by the JVC based on the following principles:

(a)   ***

(b) DFL's plants and its wholly owned subsidiaries, which supply parts and components to the JVC, will use their best efforts to continue to improve their QCDD level and competitiveness in the same matter as what the JVC has agreed under the Long Term Supply Agreement.

(c) DFL shall encourage all of its non-wholly owned subsidiaries to improve their QCDD level and competitiveness so as to support the JVC's cost reduction targets.

(d)   ***

(e)   ***

(f)   ***

9.3 IMPORT OF CERTAIN SPECIALTY VEHICLE AXLE PRODUCTS OF DANA

The specialty vehicle axle products that the JVC does not or can not manufacture may be supplied by DANA to meet the requirements of the Chinese market in order to

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develop market share in the PRC and to provide a full range of vehicle axle products to customers of the JVC in the PRC. ***

9.4 ETHICS CODE

The JVC shall adopt the ethics code set forth in Appendix _-_ "Standards of Business Conduct", which will be part of the Employee Manual.

9.5 DELEGATION FEES

(a) The delegation fees for the General Manager of the JVC shall be the delegation fees for a Deputy General Manager multiplied by a factor of 1.6 or such other number mutually agreed to by the Parties.

(b) The delegation fees for the Executive Deputy General Manager of the JVC shall be the delegation fees for a Deputy General Manager multiplied by a factor of 1.4 or such other number mutually agreed to by the Parties.

(c) The delegation fees for the Dana Delegates shall be the delegation fees for the DFL Delegates holding the comparable position multiplied by a factor of 1.5. Except for the aforesaid delegation fees, the JVC shall not make any payment to the delegating party for any other expenses relating to the Delegates.

9.6 R&D CENTER

(a) Both Parties undertake that, as soon as the JVC has been established, it shall start to establish a R&D Center for the Products (the R&D CENTER), which will be independent of both Parties.

(b) The purpose of the R&D Center is endeavoring to satisfy all the requirements for the Products in the PRC market.

(c) The functions of the R&D Center shall include research on market and technical demand, develop and design, testing and verification, application and customization, and other technical research activities for the Products.

(d) The scope of the R&D Center includes the Products as defined in Article 4.2(b) above and other products which may be added to the JVC's product list by mutual agreement of the Parties.

(e) Both Parties confirm the target dates for the establishment of the R&D Center in stages as follows:

      (i) Within 2 years after the Establishment Date, all initial hardware of the R&D Center shall be set up; initial staffing shall be completed; and the R&D Center shall be operational;

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      (ii)  By 2010, the basic functions of the R&D Center shall be established;
            the focus of the R&D Center shall be to ensure that the Products are competitive in the PRC market;

      (iii) Following 2010, the R&D Center shall endeavor to become the industrial leader with regard to the technical aspects of the Products.

(f) Both Parties confirm that the R&D Center and DANA CORPORATION's R&D center shall supplement and support each other and share resources together. In order to fully utilize resources, the JVC may have access to Dana CORPORATION's global information regarding the Products through DANA CORPORATION's R&D center in Kalamazoo (or its successors) which will include without limitation development and testing theories and methods and standards and results and the relevant data. DANA CORPORATION shall provide technical support to the JVC.

(g) Both Parties confirm that the initial details of the R&D Center shall be stipulated in Schedule 9.6.

(h) The JVC and R&D Center should be entitled to receive various preferential tax and financial treatments in accordance with the relevant PRC laws and regulations for its R&D Center.

9.7 SALES ACTIVITIES

(a) The JVC shall have its own sales force to sell the Products in the PRC, and will sell Products to all OEMs and customers for spare parts in the PRC market.

(b) The JVC's sales activities shall be governed by the principles set forth in Article 10 below.

9.8 INFORMATION TECHNOLOGIES

The JVC shall adopt the IT policies prepared insofar as reasonably practical to incorporate the principles of both DANA's and DFL's IT policies, which shall be approved by the Board.

9.9 MARKETING POLICY

Given the demand for high quality Commercial Vehicle axle products and related products in the PRC, the Parties contemplate that the bulk of the Products will be sold for use in the domestic PRC market. The JVC shall establish a marketing strategy for sale of Products to OEMs and in the after-market as approved by the Board.

The JVC shall assure that all sales of its Products to any entity and all associate business practices are carried out in compliance with all export and foreign trade control laws and regulations imposed by the country of import and the country of export.

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9.10 ENVIRONMENTAL SYSTEMS

(a) The JVC must comply with the relevant requirements specified in the PRC's environmental laws in relation to the Land, the Factories and the Office Buildings. The JVC shall also develop a plan for the JVC to, within a reasonable time frame, meet DANA CORPORATION's worldwide standards on environmental protection in relation to the Land, the Factories and the Office Buildings.

(b) The JVC shall obtain the ISO 14001-1996 Environmental Management System certification within two (2) years from its commencement of operations.

9.11 BOARD'S REVIEW OF DANA CORPORATION'S TECHNICAL SUPPORT

The JVC board will periodically review the progress of DANA CORPORATION in meeting its objectives and obligations of providing technology, technical support, and support in connection with the establishment of the R&D Center, in accordance with the provisions of this Contract, the Technology License Contract and Technical Assistance Contract. If DFL has concerns or evidence indicating that DANA CORPORATION has not fully performed its obligations, DFL shall have the right to submit a report to the Board and ask the Board for a review. The Board shall convene a board meeting within sixty (60) days to review any report submitted by DFL and determine the merits of DFL's submission. If the Board determines that DANA CORPORATION is not substantially meeting its objectives and obligations, the Board shall adopt a resolution requiring DANA CORPORATION to respond and/or rectify the situation within commercially reasonable time. If, the Board determines that DANA Corporation's response and/or rectification have not satisfactorily addressed the Board's resolution, it shall have the right to make equitable adjustment to the payment of the royalty by the JVC to DANA CORPORATION pursuant to the Technology and Know-how License Contract based on the seriousness of situation.

9.12 TRADEMARK LICENSES

DFM and DANA CORPORATION will license to the JVC their relevant trademark(s) with respect to the Products on terms and conditions of separate royalty free trademark license contracts, containing usual provisions regarding quality control, style and limits on the use of such marks, and termination of such license if the ownership interest of the party licensing such trademark(s) in the JVC falls below an agreed level all to be negotiated and entered into between the parties thereto.

                                   ARTICLE 10

                         MARKETING AND SALES OF PRODUCTS

10.1 DOMESTIC SALES AND AFTER-SALES SERVICES

The JVC may sell the Products in the PRC domestic market to customers in the OEM market and after-market and provide after sales services.

10.2 EXPORT SALES OF THE JVC'S PRODUCTS

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(a)   The JVC will focus its marketing and sales activities on the domestic PRC market. ***

(b)   ***

(c)   ***

10.3 PAYMENT POLICY

The JVC's payment policy will be decided by the Board and implemented by the JVC.

10.4 BRANCH OFFICES

The JVC may, as it deems necessary and after approval by the Board, establish branch organizations within the PRC to promote the sale of the Products, and to provide information, advice and after sales service to customers of the JVC.

10.5 FUTURE EXPORT SALES OF GEAR PRODUCTS BY JVC

(a) The JVC will support DANA CORPORATION's global sourcing requirement for components.

(b)   DANA CORPORATION will use the JVC as one of its manufacturing bases.

(c)   ***

(d)   ***

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                                   ARTICLE 11

                             THE BOARD OF DIRECTORS

11.1 DATE OF ESTABLISHMENT OF THE BOARD OF DIRECTORS

The JVC shall establish a board of directors on the date the JVC is registered and issued its business license by SAIC.

11.2 COMPOSITION OF THE BOARD

(a) The Board, including the Chairman and Vice-chairman, shall consist of eight (8) directors, among which four (4) directors shall be appointed by DFL and the other four (4) directors shall be appointed by DANA. During the first eight (8) years immediately following the establishment of the JVC, the Chairman of the Board shall be appointed by DFL, and the Vice-Chairman of the Board shall be appointed by DANA. During the four (4) years immediately after the first eight (8) years following the establishment of the JVC, the Chairman of the Board shall be appointed by DANA and the Vice-Chairman of the Board shall be appointed by DFL. Thereafter, the Chairman and Vice-Chairman of the Board shall each be appointed by DFL and DANA alternately for a term of four (4) years.

(b) Each director will be appointed for a term of four (4) years and may serve consecutive terms if reappointed by the originally appointing Party.

(c) A Party may, at any time, remove any director appointed by such Party by sending written notice to the JVC with a copy to the other Party. If a seat on the Board is vacated for any reason, the Party that originally appointed such director may appoint a successor to serve out the director's term.

(d) Directors shall not be paid a salary by the JVC. Any person holding a position in the JVC shall not be a director of the Board of the JVC.

11.3 DECISIONS OF THE BOARD OF DIRECTORS

(a)   The Board is the highest authority of the JVC.

(b) The Board shall decide all major issues concerning the JVC. Decisions of the Board involving the following matters shall require unanimous approval of all members of the Board present at the meeting (in person or by proxy):

      (i)   amendments to the Articles of Association;

      (ii)  early termination and dissolution of the JVC;

      (iii) increase or reduction of the JVC's registered capital or any assignment or sale by one Party of all or a portion of its registered capital in accordance with the provisions of Articles 5.7 and 5.8;

      (iv) the merger of the JVC with any other economic organization or the division of the JVC; and

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      (v)    providing guarantee for a third party in the JVC's name or using the JVC's assets.

(c) Decisions of the Board involving the following matters shall require the approval of a simple majority of all members of the Board present at the meeting (in person or by proxy) with at least two (2) affirmative vote from each Party:

      (i)    review and approval of the annual report;

      (ii)   appointment and dismissal of the external auditor of the JVC;

      (iii)  review and approval of the annual PRC Financial Statements;

      (iv) allocation to the reserve fund, bonus and welfare fund for staff and workers of the JVC and the enterprise development fund of the JVC and decision regarding the utilization of the same;

      (v)    review and approval of medium and long term plans;

      (vi) review and approval of the one to three years capital investment for fixed assets;

      (vii) appoint and dismissal of the Senior Managers of the JVC, changes to the job descriptions and organizational structure of the Senior Managers, and major decisions with regard to their wages and other terms of employment;

      (viii) review and approval of the annual budget;

      (ix) change or amend the profit distribution policy set forth in Article 16.7;

      (x) any agreements for borrowings (loans and other credit facilities) by the JVC;

      (xi)   capital expenditures on fixed assets of the JVC as follows:

             - any individual capital expenditure approved within the annual budget with a value above RMB 1,000,000, or

             - any capital expenditure not approved within the annual budget where the aggregate value of the project is above RMB 500,000;

      (xii)  the sale of fixed assets of the JVC as follows:

             - the sale of any individual fixed asset approved within the annual budget with a book value above RMB 2,000,000 or

             - the sale of any individual fixed asset not approved within the annual budget with a book value above RMB 1,000,000;

      (xiii) the establishment of the JVC's management and staff and worker

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              organization(s) and material changes therein, all in accordance with the relevant PRC laws and regulations;

      (xiv)   the formulation of important JVC rules and regulations;

      (xv) approving any contract, or the modification of any contract, between the JVC and either Party and/or any of its Affiliates other than the Ancillary Contracts, with a value exceeding RMB 10,000,000 or with term of more than one year, and all other contracts, or the modification of any contract, between the JVC and either Party and/or any of its Affiliates shall be approved jointly by a Delegate from each Party;

      (xvi) any transfer of the granted land use rights to the Land and ownership rights in the Factories or in the Office Buildings;

      (xvii)  any investment in any other company;

      (xviii) other important matters which concern the rights and interests of the JVC as decided by the Board; and

      (xix) all other matters to be decided by the Board as stipulated in this Contract.

      Any item already contained within the approved annual budget shall not require a separate affirmative vote of the Board according to this Article
      11.3 except for the requirement of additional affirmative votes on the items stipulated in Articles 11.3(c)(xi) and (xii). The Board may, by a resolution, change the figures set forth in items (xi), (xii) and (xv) of this Article 11.3(c) from time to time.

11.4 CHAIRMAN

(a) The Chairman will be the legal representative of the JVC and shall sign legal documents authorized by the Board. The Chairman will call and preside over meetings of the Board. The Chairman shall fulfill his or her responsibilities within the authorities delegated by the Board as provided hereunder. The Chairman shall be responsible for the operation of the Board as authorized by the Board. The General Manager shall be responsible for the operation of the JVC and shall be directly responsible to the Board.

(b) If the Chairman grants authorization or is unable to perform his or her responsibilities due to health reasons only, the Vice Chairman may act in his or her place to perform his or her responsibilities.

11.5 MEETINGS OF THE BOARD

(a) The Board will determine the number of times it will meet per year, provided that the Board shall meet at least once each year in accordance with PRC law. The meetings will be held at the place where the JVC is located, but may also be held at such other places within or outside the PRC as the Board decides. The first Board meeting shall be held within one
      (1) month after the date of issuance of the JVC's business license.

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(b)   A Board meeting requires a quorum of six (6) Board directors.

(c) Each of the Parties shall ensure that the directors appointed by it shall attend all duly convened Board meetings in person or by proxy. If a director is unable to attend a meeting of the Board:

      (i) he or she may authorize another person by written proxy to attend and act on his or her behalf and the director will be deemed to be present for purposes of a quorum;

      (ii) the designated representative may vote in the place of the director, and if such designated representative holds more than one written proxy, he may vote in the place of more than one director; but

      (iii) if the absent director does not appoint a representative, he or she shall be deemed to have waived the right to vote at the meeting;

      (iv) each director, including the Chairman and Vice-Chairman, shall have only one (1) vote with no deciding vote in case of a tie.

(d) Upon the written request of three (3) or more directors (which shall specify the matters to be discussed), the Chairman (or the Vice Chairman, if the Chairman grants authorization or is unable to perform his or her responsibilities due to health reasons only) shall convene an interim meeting of the Board within three (3) months of the written request for such interim meeting.

(e) If the Chairman of the Board does not call a meeting according to Articles 11.4(a) and 11.5(d), the Vice-Chairman shall be entitled to call and preside over the Board meeting.

(f) Regular meetings of the Board may be held without notice if the time and place of such meetings have been set in advance by the Board. Not withstanding the preceding sentence, the agenda of such meetings and other relevant information must be sent by the Chairman to the directors by facsimile, email, courier or registered airmail or delivered personally not less than sixty (60) days nor more than ninety (90) days before such meetings. Notice of time and place of interim meetings of the Board and of regular meetings for which time and place have not been set by the Board shall be sent by the Chairman or his/her designee to the directors by facsimile, email, courier or registered airmail or delivered personally not less than sixty (60) days nor more than ninety (90) days before such meeting. Such notice shall be in English and Chinese and shall contain the agenda of the meeting.

(g) The Chairman shall amend the agenda of the meeting upon the written request of three (3) or more of the directors of the JVC specifying the matters to be discussed, received by the Chairman at least thirty (30) days prior to the scheduled meeting, or at least fifteen (15) days prior to the scheduled meeting if the requested amendment to the agenda concerning an emergency situation related to environment, health and safety that endangers the staff and workers of the JVC, or adversely affects the properties, business and operations of the JVC. The Chairman shall promptly inform the other directors of any such

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      amendment. During the Board meeting the directors may agree to amend the agenda of the meeting.

(h) All the directors may unanimously waive the provision with regard to notice of meetings of the Board set forth in Article 11.5(f) above. Moreover any director who attends the meeting shall be deemed to have received such notice of meeting of the Board served in accordance with the provisions hereof. Any director who is unable to attend should advise the Chairman in writing or by fax within ten (10) days and provide the name of his proxy.

(i) Any meeting, regular or interim, of the Board, may be held by conference telephone, video or similar communication equipment so long as all directors participating in the meeting can hear and communicate with one another, and all such directors shall be deemed to be present in person at the meeting.

(j) Unless the Board decides otherwise, the General Manager may attend the Board meetings and is entitled to receive, as the directors do, notice of the meetings and relevant documents, but unless he is a director he shall have no right to vote at such meetings.

(k) If at any properly convened Board meeting, no quorum is constituted because less than six (6) directors are present in person or by proxy, the directors present at this Board meeting (ORIGINAL BOARD MEETING) shall call a second Board meeting (SECOND BOARD MEETING). The Second Board Meeting shall take place no later than 2 weeks after the Original Board Meeting. The directors present at the Original Board Meeting shall notify each director of the time and place of the Second Board Meeting. Each of the Parties shall cause the directors it has appointed to attend the Second Board Meeting. The Second Board Meeting must be at the location of the Original Board Meeting.

(l) any failure to meet the quorum requirements stipulated in Article 11.5(b) as a result of the non-attendance in person or by proxy of a duly convened Original Board Meeting by one (1) or more directors and a subsequent failure to attend a duly convened Second Board Meeting pursuant to the provisions of Article 11.5(k) above for reasons other than a Event of Force Majeure shall constitute a material breach of this Contract by the Party which appointed the non-attending director(s).

(m) During the time period the Board is not in session, the General Manager shall, only in an emergency situation related to environment, health and safety that endangers the staff and workers of the JVC, or adversely affects the properties, business and operations of the JVC, be authorized to take all appropriate interim measures relating to such issues which would otherwise be discussed and decided by the Board had the Board meeting taken place. The General Manager shall immediately after taking any such measures report such measures to the Chairman and Vice-Chairman of the Board. The Board shall ratify such measures in the first Board meeting held immediately after such measures have been taken. However, during such time the Board is not in session, the General Manager shall not take any actions which exceed the scope of power granted by the Board and stipulated under this Contract.

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(n)   Each Party shall bear the travel and accommodation expenses of the directors nominated by it.

(o) The Board may adopt written resolutions in lieu of holding a meeting. In order for a resolution to be adopted without a meeting:

      (i) the relevant materials and information and the resolution must have been sent to all members of the Board, and

      (ii) affirmatively signed by the number of directors necessary to make the decision in accordance with Article 11.3.

(p) Board meetings will be conducted in Chinese and English with translator(s) present to carry out translation, to the extent necessary. As soon as possible after each meeting of the Board, minutes of the meeting shall be given to all directors for their review. Any director wishing to amend or supplement the record shall, within ten (10) days of his receipt of the minutes of such meeting, submit a written report containing his comments to the Chairman and Vice-Chairman of the Board.

(q) The JVC shall keep minutes of all meetings of the Board and resolutions adopted in lieu of a meeting, in both Chinese and English, in the minute book of the JVC at the JVC's legal address, with complete copies thereof being promptly distributed to each of the Parties.

(r) The JVC shall have a full-time or part-time board secretary if the Board deems necessary.

11.6 MEETING OF THE PARTIES

If the Board fails at 2 meetings, which must be not less than thirty (30) days apart, to decide a matter and a Party reasonably believes that this matter presents a material issue that may adversely affect the JVC's interest, then the Party may call a meeting of the Parties by written notice to the other Party. Upon receipt of the written notice, the senior management of each Party will meet as soon as practicable but not to exceed ninety (90) days after receiving the written notice, to discuss, consider and attempt to resolve this issue.

                                   ARTICLE 12

                      OPERATION AND MANAGEMENT ORGANIZATION

12.1 MANAGEMENT SYSTEM

(a) The JVC shall adopt a management system under which the General Manager shall be fully in charge. The General Manager shall carry out the various resolutions of the Board, organize and direct all areas of the business of the JVC, as well as the day-to-day operations and management work of the JVC and shall be responsible for submitting monthly reports on the operation and financial conditions of the JVC to the Board.

(b)   The General Manager will:

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      (i)   on behalf of the management team report to the Board;

      (ii) be responsible for the day-to-day management and operation of the JVC;

      (iii) be assisted by 1 Executive Deputy General Manager and 4 Deputy General Managers. The General Manager, the Executive Deputy General Manager and the Deputy General Managers are the SENIOR MANAGERS together constituting the JVC's management team;

      (iv) if necessary, refer to and seek, on behalf of the management team, the approval of the Board for those matters set forth in Articles 11.3(b) and (c);

      (v) submit to the Board, on behalf of management team, proposals for completing the relevant matters as requested by the Board; and

      (vi) perform the duties and responsibilities set forth in this Article and elsewhere in this Contract.

      The General Manager has the responsibility and power to:

      (1)   organize to carry out the resolutions of the Board;

      (2) organize and direct all areas of the business of the JVC as well as the day-to-day operation and management work of the JVC;

      (3) organize the implementation of the relevant contents of this Contract and the attached appendices and schedules, including without limitation the Articles of Association and the Ancillary Contracts;

      (4) sign contracts or documents of the JVC as authorized, if required, by the Board;

      (5) submit monthly, quarterly and annual management reports to the Board as needed;

      (6) approve all orders, credit terms and letters of credit from all customers of the JVC, subject to prior Board approval for amounts in excess of RMB 5,000,000 in which case the Board must approve the terms. The aforesaid numbers may be changed by the Board through a board resolution from time to time;

      (7) submit monthly written reports to the Board on the income and expenditures of the JVC together with suggestions for improvement;

      (8) propose an organizational structure suitable for the needs of the JVC's business, and the division of labor and responsibilities and functions of various departments;

      (9) organize the formulation and implementation of the rules and regulations of operation and management of the JVC;

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      (10)  subject to the provisions of Article 12.1 and Article 14.2 hereof, employ and dismiss the JVC's department managers and staff and workers and determine the rewards, punishments, promotions and the salaries for staff and workers after consultation with the Executive Deputy General Manger and Deputy General Managers;

      (11) supervise the development of personnel training programs and the implementation of the programs;

      (12) ensure that the policies of the JVC (including the ethics code in the Employee Manual) are known and followed by all employees of the JVC;

      (13) delegate portions of his or her responsibilities to other Senior Managers or the department managers of the JVC as appropriate; and

      (14)  handle other matters within the authority delegated by the Board.

(c)   The Executive Deputy General Manager will:

      (i) obtain and understand the information regarding the JV's overall productions and business, and providing advices to the General Manager;

      (ii) assist the General Manager to manage the JV's daily production and operations.

      The Executive Deputy General Manager has the responsibility and power to:

      (1) assist the General Manager to organize and direct the development, production, distribution and sales of the Products as well as day-to-day operation and management work of the JV;

      (2) assist the General Manager to organize and implement the resolutions of the Board;

      (3) when the General Manager grants authorization or when the General Manager is unable to perform his responsibilities due to health reasons only, act in place of the General Manager to perform his responsibilities for 2 weeks, during which time the Party who originally nominated the General Manager will appoint an acting General Manager and nominate a candidate for the new General Manager. Both Parties shall cause its directors on the Board to approve such new nomination within 2 weeks after the Party who originally nominated the General Manager makes such nomination. Not withstanding the foregoing, if the acting General Manager is not the candidate for the new General Manager, such Party who originally nominated the General Manager shall consult with the other Party prior to appointing such acting General Manager;

      (4)   may attend Board meetings, at the invitation of the Board;

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      (5)   be responsible for HR management works and other works for which he is responsible;

      (6) Assist the General Manager in establishing a broad and well-establishment relationship with the government authorities and other social organizations and etc. with regard to relevant issues on HR policies, labor management, social security and compensation system, as well as co-ordinating and handling various relationships between the JVC and the employees of the JVC.

            Notwithstanding that the Executive Deputy General Manager will assist the General Manager in those matters set forth in Articles 12.1(c)(ii), (c)(1), (c)(2) and (c)(6) above, the General Manager shall have the power to make final decisions with regard to the daily production and management of the JVC.

(d) Each of the Parties shall nominate the candidates for the Senior Manager positions in accordance with the following principles:

      (i) During the first eight (8) years immediately following the establishment of the JVC (the INITIAL PERIOD OF THE JVC), DFL shall have the right to nominate candidates for the following positions:

            -     One Executive Deputy General Manager,

            -     Two Deputy General Managers

            The Executive Deputy General Manager and two Deputy General Managers nominated by DFL will be in charge of the HR, purchasing, sales and manufacturing functions.

      (ii) During the Initial Period of the JVC, DANA shall have the right to nominate candidates for the following positions:

            -     General Manager,

            -     Deputy General Manager in charge of finance, and

            -     Deputy General Manager in charge of engineering.

      (iii) During the four (4) year period following the Initial Period and in every subsequent four (4) year period thereafter, DFL and DANA shall alternately nominate the candidates for the respective Senior Managers positions in Article 12.1(d)(i) and Article 12.1(d)(ii).

      (iv) The Parties shall consult with each other and with the General Manager, (no consultation with the General Manager is required for candidates for the Executive Deputy General Manger and any Deputy General Manager for the first term) prior to nominating a candidate for the Executive Deputy General Manger any Deputy General Manager

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            position set forth above.

(e) Each Party shall use its commercially reasonable best efforts to ensure that the Senior Managers it nominated perform their duties to the highest professional standard in all respects including ethics, and fully in accordance with this Contract.

(f) The Board shall appoint the Senior Managers in accordance with the Parties' nominations. The appointments will be for 4-year term unless otherwise specified by the Board. Each of the Parties shall ensure that its directors vote in favor of the other Party's candidate(s) for the Senior Manager position nominated in accordance with Article 12.1(d).

(g) Each Party is entitled to withdraw any Senior Manager nominated by such Party from his/her position subject to a three (3) months advance notice in writing to the Chairman and the Vice Chairman. Furthermore the Senior Manager may be dismissed at any time by resolution of the Board subject to the affirmative vote of the directors. In the event that a Senior Manager commits a serious dereliction of his duties, both Parties shall cause the directors appointed by it to approve such dismissal and shall not nominate such individual again.

(h) In the event of any withdrawal or dismissal, the Party that originally nominated such Senior Manager to be replaced shall nominate a suitable successor. The Parties shall cause the directors appointed by them to approve the appointment of the successor.

(i) Before either Party nominates to the Board any candidate for a Senior Manager position, it shall provide the written resume of the candidate to the other Party. Each Party may interview the candidate proposed by the other Party. The Parties will discuss the candidate for any of the Senior Manager positions. If a Party has serious reservations regarding a candidate, it has the right to discuss its view with the highest level of management of the other Party.

(j) The JVC shall also have departments as set out in a organization chart to be determined by the Board from time to time on the recommendation of the General Manager. The manager for each of such departments shall be nominated jointly by the Parties after the Parties having consulted with the General Manager and the Executive Deputy General Manager or relevant Deputy General Manager in charge of such department and such nomination having been discussed by the Personnel Committee, and shall be approved by the Board. After the Board's approval, the General Manager shall appoint such department managers. If no candidate for the position of department manager is jointly nominated by the Parties and approved by the Board after more than thirty (30) days have elapsed following the establishment of such department, the General Manager shall have the authority to appoint a manager temporarily in charge of such department until a regular department manager is jointly nominated by the Parties and approved by the Board. The JVC will give preference to DAC's department managers for such positions provided that they meet the requirements for the job. If the General Manager

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      plans to dismiss any department manger, he/she may propose to the Board to dismiss such department manager after he/she has consulted with the relevant Deputy General Manager in charge of such department and submitted to the personnel committee for discussion. The Board shall review such proposal. After the Board has reviewed and approved such proposal, the General Manager shall dismiss such department manager.

(k) All department managers shall be responsible respectively for the work of their departments. The department managers shall directly report to the respective Senior Manager who is in charge of such department. The Executive Deputy General Manager and all Deputy General Managers shall be responsible respectively for the work of the departments they are in charge and shall report directly to the General Manager. The Executive Deputy General Manager, Deputy General Managers and department managers shall carry out their work under the leadership, guidance and direction of the General Manager.

12.2 NO CONCURRENT POSTS

(a) A Senior Manager may not hold posts concurrently as an officer or employee of any other economic organization. The General Manager and other management personnel delegated to the JVC by DFL and/or DANA CORPORATION pursuant to the Delegation Agreements may concurrently be employees of the delegating parties or their Affiliates but may not hold any position within the delegating parties or their Affiliates.

(b) No employee of the JVC, including the Senior Managers, may be engaged or employed, in the PRC or outside of the PRC, in any business that is directly or indirectly in competition with the JVC.

12.3 ANNUAL AND MONTHLY BUDGETS AND BUSINESS REPORTS

(a) The JVC shall base its operations on monthly and annual plans, reports and budgets.

(b) The Board will receive from the General Manager, consider and modify as the Board determines and approve the following:

      (i) production plans and capital and operating budgets each year at appropriate time for the subsequent year, and

      (ii) strategic plans each year at appropriate time for the subsequent year.

(c) The Board shall complete its examination and approval of the production plan and budget by 30th November of the year in which they are submitted to the Board by the General Manager pursuant to preceding paragraph. The General Manager shall be responsible for the implementation of the plan and budget, as approved by the Board; provided, however, that the General Manager shall have the flexibility, within guidelines established by the Board of Directors, to modify the plan and budget based upon then current market conditions and the situation of the JVC in the best interests of the JVC. The modified plan and

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      budget shall be submitted to the Board for confirmation.

(d) The Board will receive from the General Manager, review and discuss the following reports:

      (i) monthly business reports on the activities and prospects of the JVC, showing the performance of the JVC including, but not limited to, purchasing, production, investment, maintenance, environment, marketing and sales, human resources, administration and finance, as compared to the annual budget approved by the Board; and

      (ii) annual PRC Financial Statements (which will be reviewed by the Board) and the US GAAP Financial Statements (which will be used to satisfy DANA's requirements and which will be provided to the Board for information only and will not be reviewed and discussed by the Board) (including the balance sheet, statement of profit and loss, statement of changes in financial position and statement of cash flow) prepared in accordance with Article 16.

                                   ARTICLE 13

                     PURCHASES OF EQUIPMENT AND SPARE PARTS

13.1 PURCHASING POLICY

(a) The JVC may undertake a competitive bidding process for its purchases of equipment and spare parts.

(b) The JVC shall purchase required fuel, parts, means of transportation and articles for office use, and other items inside or outside the PRC, based on whether the terms and conditions of procurement, quality, quantity, pricing, and delivery terms and dates meet the JVC's specifications, are competitive and in the best interest of the JVC.

(c) Materials and supplies purchased in the PRC shall be paid for in RMB. For items purchased locally, the JVC shall give preference to procurement from DFL and suppliers recommended by DFL if the quality, quantity, price and delivery terms are competitive. Where the JVC entrusts DFL to purchase equipment in local markets, the JVC shall invite persons appointed by DANA to consult with DFL with respect to the purchases. For items purchased abroad, the JVC shall give preference to procurement from DANA CORPORATION and suppliers recommended by DANA CORPORATION if the quality, quantity, price and delivery terms are competitive. Where the JVC entrusts DANA CORPORATION to purchase equipment in overseas markets, the JVC shall invite persons appointed by DFL to consult with DANA CORPORATION with respect to the purchases.

13.2 TRANSPORTATION, STORAGE AND LOGISTICS

Transportation, storage and logistical services will be handled by the JVC or

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contracted out to third parties on the recommendation of the General Manager and the decision of the Board.

                                   ARTICLE 14

                                LABOR MANAGEMENT

14.1 GOVERNING PRINCIPLE

In accordance with the laws and regulations of the PRC, the JVC shall carry out the recruitment, position allocations, training, performance review, motivation and administration of its employees, under the guidance of the basic principles on human resource policy proposed by the General Manager and approved by the Board. The General Manager shall, after consultation with the Personnel Committee and within the budgetary guidelines approved by the Board, determine any increase or decrease in the number of employees needed for the efficient operation of the JVC. Based on his/her determination, the General Manager shall formulate staffing plans, regarding recruitment, employment, dismissal, resignation, wages, labor protection, welfare benefits, and labor discipline, for the Board's approval and implement such staffing plans after approval by the Board.

14.2 PERSONNEL COMMITTEE

The JVC shall establish a personnel committee which shall, within the scope authorized by the Board, discuss major labor issues in relation to personnel management of the JVC, including, appointment and removal of the personnel other than the Senior Managers and department managers, disciplinary action, compensation and benefit policy and annual personnel plan, etc. All HR matters shall be thoroughly discussed at the personnel committee and the final decision of the personnel committee shall be made, signed and released by the General Manager and subsequently carried out by the General Manager. During the first eight (8) years after the Establishment Date, the personnel committee shall consist of the General Manager, the JVC's Communist Party Secretary/the Executive Deputy General Manager, the Deputy General Managers and the HR department manager. For matters involves individual employees, the Personnel Committee shall act through a sub-committee consisting of the General Manager, the JVC's Communist Party Secretary, the Executive Deputy General Manager (if different) and the relevant Deputy General Manager in charge of the department to which such employees belong. From the ninth (9th) year after the Establishment Date, the Parties shall discuss and determine the members of the personnel committee. The personnel committee shall carry out its work in accordance with working procedures approved by the Board.

14.3 EMPLOYEES

(a) The JVC shall establish, modify or terminate labor relationships with its employees in accordance with the relevant laws and regulations of the PRC.

(b) DFL will, in accordance with relevant PRC law and the provisions of this Contract and the Articles of Association, cause the employees of DAC as of the date hereof (the FORMER DAC'S EMPLOYEES) to enter into the modified

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      individual labor contracts with the JVC in a written form attached hereto as Appendix 5.11(a)(vii) within sixty (60) days after the Establishment Date.

(c) The JVC shall recruit additional staff and workers (i.e., new employees other than the Former DAC's Employees) it requires in the open market. The General Manager or his or her designee will interview all candidates for employment with the JVC, including those recommended by DFL. With all things being equal, preference shall be given to candidates recommended by DFL. The JVC shall employ staff and workers for a probationary period of up to six (6) months in accordance with the relevant labor laws and regulations of the PRC, and only after successful completion of the probationary period will the JVC formally employ staff and workers.

14.4 TRAINING

(a) The JVC shall establish a vocational training system and provide vocational training to its employees as the JVC deems necessary. The expenses for such training shall be borne by the JVC and allocated in accordance with the relevant PRC laws and the JVC's requirements and incorporated into the annual budget of the JVC.

(b) Both Parties shall make its best efforts to support the training of the JVC's employees, and, if necessary, enter into a relevant training agreement with the JVC respectively.

14.5 COMPENSATION AND BENEFITS

(a) The JVC shall enter into individual labor contracts with each individual staff member and worker of the JVC.

(b) The form of the individual labor contract to be used for local personnel is attached to this Contract as Appendix 5.11(a)(vii). After each labor contract is signed, it shall be filed with the local labor bureau for the record.

(c) The Board will adopt the Employee Manual setting out the policies of the JVC (including policies on hiring, promotion and ethics, etc.). The JVC shall require all employees to strictly follow ethics code and other policies set out in the Employee Manual. The JVC shall set forth a system of compensation and benefits based on the principles approved by the Board. The JVC will gradually increase its employees' compensation and benefits level in line with the increase of the profits of the JVC and compensation for comparable positions.

(d) The General Manager will, within guidelines approved by the Board, prepare a plan with regard to overall compensation packages for all employees of the JVC, including annual adjustments and bonuses, based on the employee's ability, skills and work performance, and the JVC's profitability. The General Manager shall implement such plan after it is discussed by the personnel committee and approved by the Board. The compensation of the JVC's local employees will include basic salary and fringe benefits. Fringe benefits shall

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      include health and medical care subsidies, housing subsidies, labor insurance, disability insurance, retirement and pension insurance and related payments, supplementary pension insurance, educational levies, and unemployment levies, and such other subsidies, allowances or levies as are mandated by PRC national and local law.

14.6 DELEGATES FROM THE PARTIES

(a) The delegates from DFL and DANA CORPORATION consist of the Senior Managers and other management and technical personnel delegated by the DFL and DANA CORPORATION.

(b) For the first eight (8) years after the Establishment Date, nomination of the delegates shall be proposed by the Parties and determined by the General Manager with prior consultation with the Chairman. Notwithstanding the foregoing, if the Chairman objects to the General Manager's decision on such nomination, then the delegates to be delegated by DANA CORPORATION shall be chosen by the Chairman among the candidates to be proposed by DANA, and, if the General Manager objects to the Chairman's decision on such nomination, then the delegates to be delegated by DFL shall be chosen by the General Manager among the candidates to be proposed by DFL.

(c) The JVC shall enter into the DFL Delegation Agreement with DFL and the DANA Delegation Agreement with DANA CORPORATION in respect of the delegation of the delegates respectively.

14.7 SOCIAL INSURANCE

The JVC shall, in accordance with the relevant laws and regulations of the PRC, participate in various basic social insurance and housing fund plans.

14.8 SUPPLEMENTAL PENSION INSURANCE

(a) The JVC will enter into a Supplemental Pension Fund Management Agreement with Dongfeng Motor Industrial Corporation Social Security General Planning Office ("DONGFENG SSGPO") under the terms and conditions of the Supplementary Pension Insurance Management Agreement entered into among Dongfeng Motor Co., Ltd. Dongfeng Motor Industrial Investment Co., Ltd. and Dongfeng SSGPO.

(b) Unless otherwise provided under the PRC law, during the Company Term, the annual premiums for the Supplemental Pension Plan to be paid by the JVC will not exceed *** of the JVC's total employee Contribution Salary for that year. Such premiums will be increased to *** by July 1, 2005.

(c) Regarding the program and benefits of the Supplemental Pension Plan, the JVC's employees shall enjoy the same rights which are enjoyed by employees of DFL.

(d)   DFL and DANA acknowledge and agree that the JVC's responsibilities with

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      regard to the basic pension fund, the supplemental pension fund and all other mandatory funds shall be fully discharged so long as the JVC has paid in full contributions to such funds based on the respective rates set forth herein or under the mandatory requirement and that the JVC shall not be responsible for managing the funds thereunder nor making payment of benefits required thereunder. The obligations of managing the funds under the basic pension fund, the supplemental pension fund and all other mandatory funds as well as making payment of benefits required thereunder shall be expressly provided for in the agreement to be executed between the JVC and the Dongfeng SSGPO.

14.9 SUPPLEMENTAL MEDICAL INSURANCE

(a) Unless otherwise provided under the PRC law or decided by the Board, during the Company Term, the annual premiums for the supplemental medical insurance and the annual contributions to the medical aid fund payable by the JVC will not exceed *** and *** respectively of the Contribution Salary for all employees of the JVC for the previous year.

(b) DFL and DANA acknowledge and agree that the JVC's responsibilities with regard to the supplemental medical insurance and the medical aid fund shall be fully discharged so long as the JVC has paid in full contributions to such insurance and fund based on the respective rates set forth herein and that the JVC shall not be responsible for managing the funds thereunder nor making payment of benefits required thereunder. The obligations of managing the funds under the supplemental medical insurance and the medical aid fund as well as making payment of benefits required thereunder shall be expressly provided for in the agreement to be executed between the JVC and the Dongfeng SSGPO

14.10 AGREEMENT ON LABOR/PERSONNEL ISSUES

Upon the signing of this Contract, the JVC, DFL and DANA will enter into the Labor and HR Agreement, in the form of Appendix 5.11(a)(x), on labor/personnel issues with regard to the Former DAC's Employees.

14.11 COMMUNIST PARTY ORGANIZATION AND LABOR UNION

Upon the signing of this Contract, the JVC, DFL and DANA will enter into PRC Communist Party Organization and Labor Union Organization Agreement, in the form of Appendix 5.11(a)(ix), on matters related to the Communist Party Organization and Labor Union.

                                   ARTICLE 15

                         PREFERENTIAL STATUS OF THE JVC

15.1 GENERAL

The Parties or the JVC (as may be appropriate in order to receive the necessary approval) shall apply to obtain for the JVC and the Parties the benefits of the most

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favorable applicable tax exemptions and reductions, and other incentives, privileges and preferences which are now or in the future become obtainable under PRC law or any treaties or international agreements to which the PRC is or may become a party.

15.2 ENCOURAGED PROJECT AND HIGH-AND-NEW-TECHNOLOGY ENTERPRISE STATUS

(a) The Parties acknowledge that the receipt by the JVC of the designation of an Encouraged Project and a Technologically Advanced and Innovative Enterprise and confirmation of its High-and-New-Technology Enterprise Status are an important factor to the success of this joint venture project. Both Parties confirm that, as of the date hereof, the axle business carried out by DAC is an encouraged project based on the relevant PRC laws and regulations.

(b) In addition, DFL confirms that, as of date hereof, DAC has been designated as a High-and-New-Technology Enterprise by the Science and Technology Commission of Hubei Province. With DANA CORPORATION's technical support following the establishment of the JVC, both Parties believe that the JVC will be in a stronger position to be qualified for and maintain the High-and-New-Technology Enterprise status. Accordingly, after this Contract is signed, both Parties shall make every possible effort to assist the JVC in applying for and obtaining the High-and-New-Technology Enterprise status and other technology related qualifications where applicable (e.g., Technologically Advanced and Innovative Enterprise).

15.3 PREFERENTIAL TREATMENT

The Parties shall do their utmost individually and jointly and in a fair, professional and ethical manner to ensure that the JVC receives the most preferential treatment that can be obtained for the JVC pursuant to the laws and regulations of the PRC, and so long as it is not detrimental to the JVC, also for the DFL, DANA and DANA CORPORATION under the laws applicable to them.

                                   ARTICLE 16

                TAXES, FINANCE, AUDIT AND DISTRIBUTION OF PROFIT

16.1 COMPANY TAXES

(a) The JVC shall pay taxes in accordance with the stipulations of relevant PRC laws and regulations taking into consideration the various preferential tax and financial treatments given by the PRC government authorities to Sino-foreign equity joint venture companies, including those which the relevant PRC laws and regulations provide for technologically advanced and innovative enterprises and/or high-and-new-technology enterprises (if the JVC is designated as such), as well as the various types of preferential tax and financial treatment given by the Hubei Provincial Government, Xiangfan Municipal Government or other local government to Sino-foreign equity joint ventures.

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(b)   Various taxes, duties or other levies and charges to be paid in the PRC shall be paid in RMB.

16.2  INDIVIDUAL INCOME TAX

The JVC shall withhold and turn-over to the relevant authorities individual income tax in accordance with the Individual Income Tax Law of the PRC and other relevant individual income tax rules of the PRC.

16.3  ACCOUNTING SYSTEM AND SYSTEM OF INTERNAL CONTROLS

(a)   The JVC shall:

      (i) adopt the internationally practiced accrual basis of accounting and the debit and credit method for bookkeeping in accordance with the relevant PRC laws and regulations;

      (ii) submit the JVC's accounting system and procedures to the Board for its approval, and after the Board's approval file the same for the record with the local department of finance and the tax authorities;

      (iii) prepare complete, accurate and appropriate financial and accounting books and records satisfactory to both Parties and the Board in accordance with:

            (A) the Enterprise Accounting System issued by the Ministry of Finance of the PRC;

            (B)   other relevant laws and regulations; and

            (C) the JVC may establish the JVC's financial systems based on its actual circumstances and meeting the relevant PRC laws and regulations while taking into account US GAAP as well as the operating and financial procedures and requirements of DFL and of DANA CORPORATION.

      (iv) prepare financial statements in accordance with the relevant PRC laws and regulations and in RMB as the JVC's official financial statements following local PRC statutory requirements (PRC FINANCIAL STATEMENTS) that are:

            (A) true and complete and fairly represent the financial position of the JVC as of the date of each statement and the results of operations for the fiscal period covered;

            (B) prepared according to the JVC's accounting system and procedures, relevant PRC laws and regulations, the particular circumstances of the JVC and international accounting standards; and

            (C)   prepared in Chinese and English.

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      (v)    convert the JVC's financial statements into such financial statements (including a balance sheet, profit and loss statement, and statement of cash flows) meeting US GAAP (US GAAP FINANCIAL STATEMENTS) in English and in US$ to satisfy DANA CORPORATION's financial requirements; the US GAAP Financial Statements will be prepared in a form acceptable under US GAAP and any related laws and regulations of the United States of America; the US GAAP Financial Statements will be derived from with the PRC Financial Statements;

      (vi) adopt a fiscal year beginning on January 1 and ending on December 31 of each year; the first financial year of the JVC shall begin on the date of issuance of the JVC's business license and end on December 31 of the same year; the last financial year of the JVC shall begin on January 1 of the year in which the Company Term expires or the JVC is terminated and end on the date of the said expiry or termination;

      (vii) make and keep all accounting records, vouchers, and books, in Chinese and provide copies in a timely fashion to each Party and the Board, if requested;

      (viii) prepare and maintain all financial statements and reports in English and Chinese; and

      (ix) require the General Manager and the CFO (as defined in the succeeding paragraph) to approve and sign all important financial statements and reports.

(b) The Deputy General Manger of the JVC in charge of finance (the CFO) will be responsible for the financial management of the JVC. The CFO will:

      (i)   organize the compilation of financial statements;

      (ii) formulate the accounting system and procedures to be adopted by the JVC and submit a recommendation to the Board for approval as soon as possible after the establishment of the JVC;

      (iii) prepare and submit to the Parties and the Board a set of financial statements conforming to the guidelines established by the Parties. Such financial statements shall include balance sheet, profit and loss statement and cash flow statement:

            (A) every month, within a timetable established by the Parties, prepare the JVC's financial statements and convert such financial statements into the US GAAP Financial Statements for DANA CORPORATION's use;

            (B) every quarter, within fifteen (15) days of the end of each quarter, submit the JVC's financial statements prepared based on the requirements of local PRC statutory requirements and convert such financial statements into the US GAAP Financial Statements for DANA CORPORATION's use; and

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            (C)   every year, within 30 days of the end of the JVC's fiscal
                  year, submit the JVC's financial statements prepared based on the requirements of local PRC statutory requirements and convert such financial statements into the US GAAP Financial Statements for DANA CORPORATION's use.

      (iv) prepare and submit supplemental information and analysis regarding the financial matters and internal controls of the JVC, that may be requested by the Board, a Party or its advisors from time to time.

      (v) implement and maintain a system of effective internal controls over the accounting records and financial reporting which is prepared based on DFL's current system with improvements reasonably required by DFL or DANA, including such controls, procedures and certifications to meet the requirements of "Sarbanes-Oxley" and any other laws, rules, or regulations applicable to either DFL, DANA or DANA CORPORATION. In the event of any conflict between DANA's or DANA CORPORTION'S requirements and DFL's requirements, the Board shall determine how to reconcile the conflicting requirements.

(c)   The JVC shall:

      (i)   use the RMB as the unit of account in its financial accounting;

      (ii) record in the currency of actual receipt and payment cash, bank deposits, foreign currency loans as well as creditors' rights, debts, income and expenses;

      (iii) treat exchange gains and losses arising from exchange rate differences:

            (A) in the PRC Financial Statements, in accordance with the accounting treatment for foreign currency transactions announced by the Ministry of Finance of the PRC; and

            (B) in the US GAAP Financial Statements, in accordance with SFAS No. 52 Foreign Currency Transaction and SFAS No. 133. Accounting for Derivative Instruments and Hedging Activities.

(d)   The JVC shall:

      (i) prepare its tax returns following applicable PRC laws and regulations; the CFO will supervise the preparation of the tax returns and the General Manager or other appropriate manager(s) will approve and sign the returns;

      (ii) prepare and furnish to DFL any information needed for the preparation of any tax returns and statements that are required by the State and local laws of the PRC; the information will, include but not be limited to certified copies of government receipts for income taxes paid in the PRC;

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      (iii) prepare and furnish to DANA and DANA CORPORATION any information needed for the preparation of any tax returns and statements that are required by the laws of the Republic of Mauritius and the federal and state laws of the United States of America; the information will, include but not be limited to certified copies of government receipts for income taxes paid in the PRC;

      (iv) provide in a timely manner any information required for the filing or audit of any tax return by the relevant authorities of the PRC; and

      (v) provide in a timely manner any information required for the filing or audit of any tax return by relevant federal and state authorities of the United States of America.

16.4  BANK ACCOUNTS

The JVC shall open and maintain separate RMB account(s) and foreign exchange account(s) at banks that are authorized to provide financial services in the PRC to a Sino-foreign equity joint venture. The banks with which the JVC maintains its account shall oversees the deposit and payment of foreign exchange. After approval by the SAFE (if such approval is at any time required), the JVC may also open foreign exchange accounts with financial institutions outside the PRC.

16.5  AUDIT

(a) The Board shall engage an internationally recognized and PRC qualified accounting firm to be the JVC's auditor and to examine and verify the JVC's financial accounting. The scope of audit performed by the JVC's auditor will comply with Chinese GAAP. The auditor will prepare a separate report complying with the US GAAP which is converted from the report complying Chinese GAAP. The results of the auditor's examination will be reported to the Board and the General Manager. The JVC shall submit to the Parties and to each director the audited annual accounts within the shortest time period practicable after the end of the fiscal year (subject to the stipulated time table for issuing the audit report by the auditor jointly engaged by the Parties), together with the audit report of the auditor. The JVC shall pay the cost of the audit.

(b) A Party may engage another auditor registered in the PRC or another country to audit the JVC's accounts at a time that is convenient to the JVC. However, such audit shall be limited to once a year unless the results of such audit are significantly different from that conducted by the JVC's auditor and accepted by the Board. Additionally, either Party may from time to time have its appointed audit function audit the JVC's accounts, processes and system of internal controls, or any portion thereof. The JVC shall provide the books and records of the JVC and shall provide the necessary office space and facilities and make the relevant JVC personnel available to enable the examination to be carried out effectively. The Party who requested the audit shall:

      (i) request that the auditor to enter into a confidentiality agreement with the JVC;

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      (ii)  report the results to the Board, the General Manager and the JVC's auditor; and

      (iii) pay the cost of the audit, unless the results of the audit overall are significantly different from that conducted by the JVC's auditor and are accepted by the Board, in which case the JVC shall pay the cost of the audit. Subsequently, the Board shall take corrective measures to avoid the occurrence of any significant discrepancy in the JVC's accounts in the future.

      For the purpose of this Article 16.5(b), "SIGNIFICANTLY DIFFERENT" or "SIGNIFICANT DISCREPANCY" shall mean any discrepancy exceeding ten percent (10%) for any single item or five percent (5%) overall for any financial figures or a significant non-compliance with the applicable laws and regulations.

16.6  CONTRIBUTIONS TO THE THREE FUNDS

(a) The JVC shall set aside from its after tax profits the reserve fund, the enterprise development fund and the bonus and welfare fund for staff and workers (the THREE FUNDS) in accordance with the stipulations in the Joint Venture Law. The proportion to be set aside annually to the Three Funds shall be fifteen percent (15%) in the aggregate of the after-tax profits in any year unless the Board discusses and decides a different proportion according to the business situation of the JVC. When the cumulative aggregate of the funds in the reserve fund and enterprise development fund equals fifty percent (50%) of the registered capital of the JVC, the JVC need not make further allocations to these two funds. The JVC shall place all money contributed to the three funds maintained by the JVC with internationally recognized banks or financial institutions in the PRC providing the best obtainable terms.

(b) The reserve fund may be used to make up losses of previous years, and, after approval by the Board and approval by the Approval Authority, may also be used to increase the registered capital of the JVC to expand production and business operations.

16.7  DISTRIBUTION OF PROFITS AND DIVIDEND POLICY

(a)   ***

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(b)   ***

      (i)   ***

      (ii)  ***

      (iii) ***

      (iv)  ***

(c) Any remaining After-tax Profits of the JVC, after annual profit distribution has been made pursuant to the provisions of Article 16.7(a) above, may be used by the JVC for re-investment or for such other purposes that are conducive to the business and operations of the JVC, or may be further distributed to the Parties, as determined by the Board.

(d) Profits shall not be distributed before the losses of one or more previous years have been made up. Remaining profits from previous years may be combined and distributed together with those of the current year.

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(e)   The Board shall set an appropriate date of distribution for After-tax
      Profits to be distributed pursuant to the provisions of Article 16.7(a) above, which shall not be later than thirty (30) days after the audit of the JVC's financial statements for the previous fiscal year has been completed in accordance with the relevant PRC law and such audit has been approved by the Board. The JVC shall pay the dividends on the date set by the Board.

(f) Distributable profits shall be calculated in RMB. The JVC shall pay DFL any dividend to be distributed to DFL in RMB and shall pay DANA any dividend to be distributed to DANA in US$. The JVC shall, at the request of DANA, convert any RMB dividend to be distributed to DANA into US$ and remit the same out of China in accordance with the then applicable regulations governing the payment of foreign exchange.

      To the extent the JVC has US$ in its accounts the exchange rate to be used for conversion of RMB into US$ shall be the Exchange Rate on the date of payment set by the Board according to Article 16.7(e) from the bank where the JVC keeps its foreign exchange account. To the extent the JVC has to purchase US$ to meet DANA's request to convert dividends into US$, the exchange rate applicable for such conversion and remittance outside of the PRC shall be the bank's actual US$ selling rate on the date of payment as set by the Board according to Article 16.7(e) from the bank where the JVC keeps its foreign exchange account.

(g) Each Party shall bear all banking charges (including without limitation charges for currency conversion (if any) and/or remittance of payment) in connection with the payment of distributable profits to such Party.

(h) In accordance with the relevant laws and regulations of the PRC, DANA's share of the profits of the JVC shall be remitted abroad to DANA free from any withholding taxes, fees and/or other government charges.

16.8  ACCOUNTS BETWEEN THE PARTIES AND THE JVC

(a) Unless otherwise provided in a specific agreement, the JVC shall pay a Party, or a Party's Affiliate, no later than:

      (i) except otherwise agreed, thirty (30) days of the later of the delivery or invoice date for goods, or services, or

      (ii) the date a payment is due under this Contract or that specific agreement.

(b) Unless otherwise provided in a specific agreement, each Party, and its Affiliates, shall pay the JVC or the other Party, or its Affiliates, no later than:

      (i) thirty (30) days of the later of the delivery or invoice date for goods or services, or

      (ii) the date a payment is due under this Contract or that specific agreement.

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(c)   The provisions of (a) and (b) above notwithstanding, the JVC and DFL shall pay each other in cash, or other immediately available funds, for Products and components for Products that they purchase from each other, no later than thirty (30) days after the later of the delivery or invoice date, unless otherwise provided in a specific agreement. For the avoidance of doubt, any payment by DFL to the JVC for the purchase of any axle products shall be made in accordance with the relevant provision of the Long Term Supply Agreement.

(d) If the JVC or a Party or its Affiliate, as relevant, is not paid by the other Party, its Affiliate, or the JVC as relevant in accordance with this Article, it may, after notice to the non-payer demand payment, take any actions that it deems necessary to encourage or obtain payment, including, but not limited to:

      (i)   stopping performance under that specific agreement,

      (ii) setting-off the amount not paid from its obligations to the non-payer, and

      (iii) taking any other action permitted under PRC law short of referring such matters to arbitration or litigation, which action may be taken only after the senior management of each of the JVC and the relevant Party have met but still fail to resolve the matter with regard to non-payment.

(e) If the JVC or a Party, or a Party's Affiliate, fails to make a payment on the date referred to in this Article, it shall pay to the party entitled to receive the payment, interest at a rate of four percent (4%) above the short-term (less than 6 months) unsecured lending rate of Bank of China in effect at that time, on the unpaid amount until payment in full is made.

                                   ARTICLE 17

                                FOREIGN EXCHANGE

17.1  GENERAL

(a) The JVC shall conduct all foreign exchange matters in accordance with relevant PRC foreign exchange laws and regulations.

(b) The JVC shall apply for and shall be entitled to receive a FERC, in accordance with relevant PRC regulations.

17.2  FOREIGN EXCHANGE REQUIREMENTS OF THE JVC

(a) Subject to the relevant PRC laws and regulations, the foreign exchange funds of the JVC, including, but not limited to foreign exchange capital invested and foreign currency loans, shall be freely transferable into the PRC and deposited in the designated foreign exchange account or accounts of the JVC. Subject to the provisions of this Article 17, the JVC shall pay all foreign exchange payments out of the above-mentioned foreign exchange accounts.

(b) Unless otherwise specified in this Contract or in contracts entered into by the

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      JVC, all payments by the JVC to DANA or DANA CORPORATION and to any expatriate employees of the JVC shall be made in US$, or in another freely convertible currency as DANA or DANA CORPORATION or such expatriate employees may determine, and all payments by the JVC to DFL and to PRC enterprises or nationals shall be made in RMB. The determination of the applicable exchange rate between RMB and US$ or such other freely convertible currency shall be made based on the principle set forth in
      Article 16.7(f) above.

17.3  APPLICABLE FOREIGN EXCHANGE RATE

Unless provided otherwise herein or in other agreements, the foreign exchange rate applicable to the conversion of RMB to foreign currency or vice versa will be the median of the buy and sell rates quoted by the People's Bank of China on the date the transaction occurs.

17.4  USE OF FOREIGN EXCHANGE

(a) The Board shall have the right to stipulate the priorities of using the foreign exchange. In the absence of any stipulation by the Board, the JVC shall use its foreign exchange in accordance with the following order of priorities:

      (i)    any priority payment in foreign exchange as decided by the Board;

      (ii) payment of interest on and repayment (when due) of principal of foreign exchange loans, if any;

      (iii) payment for imported materials, machinery and equipment, replacement parts and components for machinery and equipment and services required by the JVC, and other production and overhead costs denominated in foreign exchange;

      (iv) payment of technology and know-how royalties and technical assistance fees to DANA CORPORATION;

      (v) payment of wages, allowances and benefits of expatriate personnel of the JVC and the expenses of the JVC personnel while traveling abroad on JVC business;

      (vi)   payment to DANA of its share of the profits of the JVC;

      (vii) repatriation of DANA's capital on the capital becoming payable to DANA; and

      (viii) other payments required to be made in foreign exchange.

(b)   The foreign exchange obligations for each item in paragraphs (i) through
      (v) must be fully satisfied for a given year before any foreign exchange may be expended on a subsequent item, and any foreign exchange obligations under any item which are not fully satisfied in a given year will be carried forward to the following year(s) until they are satisfied.

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(c)   To the extent that the JVC does not have a sufficient amount of foreign exchange, the JVC shall be entitled to purchase in the relevant domestic markets such amount of foreign exchange as the JVC needs to comply with its contractual obligations according to the relevant laws and regulations of the PRC on foreign exchange administration.

                                   ARTICLE 18

                                    INSURANCE

18.1  GENERAL

The JVC shall purchase various types of insurance from insurance companies permitted by PRC law to provide insurance coverage to Sino-foreign equity joint ventures.

18.2  TYPES OF COVERAGE

The exact types of coverage, the value and the term of insurance shall be discussed and decided at a meeting of the Board in accordance with the recommendation of the General Manager based on the practice and legal requirements in the PRC as well as on international practice for similar types of operations. The coverage will include adequate property and business interruption insurance covering the Factories (building and contents) and other first party risks of the JVC. The JVC shall also maintain product liability insurance, general liability insurance, third party liability insurance and other relevant insurance coverage in order to protect the JVC, its employees, agents and other appropriate parties from claims.

                                   ARTICLE 19

                   REPRESENTATIONS, WARRANTIES AND INDEMNITIES

19.1  REPRESENTATIONS AND WARRANTIES OF DFL

DFL represents and warrants the following:

(a) DFL is a limited liability Sino-foreign joint venture duly established and validly existing as a legal person under the laws of the PRC;

(b) DFL has full legal right, power and authority to execute this Contract and all contracts and documents referred to in this Contract to which DFL is a party, and to observe and perform its obligations under this Contract and those contracts and documents;

(c) DFL's representative whose signature is affixed hereto and to all contracts and documents referred to in this Contract to which DFL is a party, has been fully authorized to sign this Contract and those contracts and documents pursuant to a valid power of attorney, a copy of which has been provided to DANA; and

(d) DFL has obtained all consents, approvals, authorizations and taken all other actions necessary to validly execute this Contract and all of the contracts and documents referred to in this Contract to which DFL is a Party and to observe

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      and perform its obligations under this Contract and those contracts and documents.

19.2  REPRESENTATIONS AND WARRANTIES OF DANA

DANA represents and warrants as follows:

(a) DANA is a Mauritius corporation duly established and validly existing and in good standing under the laws of the Republic of Mauritius;

(b) DANA has full legal right, power and authority to execute this Contract and all of the contracts and documents referred to in this Contract and to which DANA is a party and to observe and perform its obligations under this Contract and those contracts and documents;

(c) DANA's representative whose signature is affixed hereto and to all contracts and documents referred to in this Contract to which DANA is a party, has been fully authorized to sign this Contract and those contracts and documents pursuant to a valid power of attorney, a copy of which has been provided to DFL; and

(d) DANA has obtained all consents, approvals, authorizations and taken all other actions necessary to validly execute this Contract and all of the contracts and documents referred to in this Contract to which DANA is a party, and to observe and perform its obligations under this Contract and those contracts and documents.

19.3  FURTHER WARRANTIES

Each Party warrants to the other Party that it undertakes to cause its employees and the employees of its Affiliates and the JVC to adhere to high ethics standards and to comply with all applicable laws and regulations.

19.4  SURVIVAL

The foregoing representations and warranties of each of the Parties shall survive the execution and delivery of this Contract and the establishment of the JVC.

19.5  INDEMNIFICATION BY DFL

Notwithstanding any other provision of this Contract and subject to the terms and conditions of this Article 19.5, DFL agrees to reimburse, indemnify and hold harmless the JVC and DANA and DANA's Affiliates from and against any and all claims, actions, deficiencies, assessments, liabilities, losses, damages, costs, expenses, judgments and settlements, including reasonable legal fees, of any kind relating to or arising out of or in connection with or incidental to any breach of any representation or warranty of DFL under this Contract or the failure of DFL to perform any of its obligations under this Contract or in connection with any liability resulting therefrom which results in losses to the JVC or DANA or DANA's Affiliates.

19.6  INDEMNIFICATION BY DANA

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Notwithstanding any other provision of this Contract and subject to the terms and conditions of this Article 19.6, DANA agrees to reimburse, indemnify and hold harmless the JVC and DFL and DFL's Affiliates from and against any and all claims, actions, deficiencies, assessments, liabilities, losses, damages, costs, expenses, judgments and settlements, including reasonable legal fees, of any kind relating to or arising out of or in connection with or incidental to any breach of any representation or warranty of DANA under this Contract or the failure of DANA to perform any of its obligations under this Contract or in connection with any liability resulting therefrom which results in losses to the JVC or DFL or DFL's Affiliates.

                                   ARTICLE 20

                     NON-COMPETITION AND FURTHER COOPERATION

20.1  NON-COMPETITION

(a) Subject to Article 20.2, neither DFL nor DANA, DANA CORPORATION nor their Affiliates, may, other than as a party to this Contract, during the term of this Contract (including any extensions), directly or indirectly, as investors, co-venturers, technology licensors, technology licensees, agents, distributors, consultants, or otherwise:

      (i) establish, acquire, operate or maintain a manufacturing plant in the PRC for Commercial Vehicle axle products or spare parts and components for Commercial Vehicle axle products, or

      (ii) design, develop, produce, or assemble in the PRC Commercial Vehicle axle products for use in the PRC, or, market or sell in the PRC Commercial Vehicle axle products or spare parts and components for Commercial Vehicle axle products manufactured in the PRC other than as expressly provided in this Contract.

20.2  CLARIFICATIONS, CONDITIONS AND EXCEPTIONS

(a) The following involvement and/or activities of DFL shall not be deemed as a breach of the provisions of Article 20.1:

      (i) DFL's involvement and/or activities in the Commercial Vehicle axle business of Liu Zhou Motor Company Limited within the first two (2) years after the Establishment Date, provided, however, that this exception shall expire two (2) years after the Effective Date. The Parties shall seek a solution for such business during such two (2) year time period.

(b) The following involvement and/or activities of DANA shall not be deemed as a breach of the provisions of Article 20.1:

      (i) Any of DANA's or DANA CORPORATION's involvement and/or activities in the light vehicle axle business, outdoor power equipment axle products and/or off-highway axle products;

      (ii)  Any of DANA's or DANA CORPORATION's involvement and/or

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            activities within the permitted scope set forth in Article 9.3;

      (iii) Any of DANA's or DANA CORPORATION's involvement and/or activities in the Commercial Vehicle axle and specialty vehicle axle products made for export; and

      (iv)  Any direct sale of any axle products by DANA CORPORATION to the JVC.

20.3  FOREIGN ACTIONS

If DANA, DANA CORPORATION or any of their Affiliates outside of the PRC acquires or merges (OVERSEAS M&A) with an entity outside the PRC (the EXEMPTED TARGET) and the Exempted Target has an Affiliate in the PRC that engages in the design, production, assembly, manufacture, marketing or sale of Commercial Vehicle axle products and/or specialty vehicle axle products (the COMPETING BUSINESS), DANA or DANA CORPORATION shall, immediately after the closing of its Overseas M&A, inform DFL and the JVC such Overseas M&A and carry out discussions with the JVC for the sale of the Competing Business by DANA or DANA CORPORATION to the JVC for the same price DANA or DANA CORPORATION has paid for the Competing Business. If the JVC is not interested in buying the Competing Business from Dana or DANA CORPORATION for the same price DANA or DANA CORPORATION has paid therefor, DANA or DANA CORPORATION shall, within a period of two (2) years from the closing of the Overseas M&A, dispose of or sell the Competing Business to any third party. The JVC shall have the right of first refusal regarding any proposed sale by DANA or DANA CORPORATION of the Competing Business to any third party. During the time starting from the closing of the Overseas M&A to the closing of DANA's final disposal of or the sale of the Competing Business to the JVC or a third party (as the case may be), which period shall not exceed two (2) years, (i) the non-competition obligations under Article 20.1 shall not apply to DANA, DANA CORPORATION and/or any of their Affiliates with respect to the Exempted Target and its Affiliates, and (ii) neither DANA nor DANA CORPORATION shall provide additional technical or market support to the Competing Business but may provide financial support to the Competing Business only for the purpose of maintaining the business and operations of the Competing Business at the level existing as of the closing of Overseas M&A.

20.4  INCONSISTENT RELATIONSHIPS

Except as provided in Article 20.3 above, the Parties shall each, within a commercially reasonable time frame, terminate or transfer to the JVC any agreement with any third party relating in any way to the production or sale of Commercial Vehicle axle products in the PRC that is or could be inconsistent with the provisions of this Article 20.

20.5  FURTHER COOPERATION

Both Parties agree that the JVC shall, within three (3) years from the Establishment Date, develop a design and manufacturing capability with regard to various types of Commercial Vehicle axle systems and modules, including drive axles and non-driving

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axles, asbestos-free braking system, braking control system (ABS & EBS) and suspension system. Notwithstanding the provisions of the preceding sentence, DFL shall still be entitled to, independently or in co-operation with a third party, develop the business on braking systems. The JVC will support DFL with regard to its plan on braking system development, and is willing to explore the possibility of merging the JVC's braking system business into the company to be established by DFL.

Both Parties agree that they will consider including driveshafts in the JVC as a next step in developing their relationship. DFL would grant DANA the right to match any offers received by DFL for the acquisition, joint venture or transfer of DFL's universal joint and driveshaft operations and would agree to contact DANA first in the event DFL decides at any time that it wishes to sell or joint venture such operations.

20.6  PURSUING OF FUTURE BUSINESS OPPORTUNITIES

Notwithstanding the provisions of this Article 20:

(a) The JVC shall submit a five-year business development plan to the Board for approval.

(b) The management of the JVC shall review and modify such business plan as approved by the Board each year and shall submit the revised business plan to the Board for approval.

(c) If any prospective project has been removed from the five-year business development plan by the Board after its review of the annual revision by the management of the JVC, or the Board is otherwise unwilling to proceed with any project proposed by either Party, that Party may, after submitting a notice to the Board, pursue such prospective project on its own or with any other partner.

(d) That Party shall consult with the JV on the progress of development in such project. If the JVC still does not want to pursue such project, such Party can continue pursuing such project on its own.

(e) If, in the future, the JVC becomes interested in participating in such project, such Party will be willing to discuss with the JVC on the possibility of merging such project into the JVC's operations.

(f) If both Parties agree that it may be feasible to merge such project into the JVC's operations, they will begin to negotiate the terms and conditions of the proposed merger plan.

                                   ARTICLE 21

                                 CONFIDENTIALITY

21.1  CONFIDENTIALITY OBLIGATIONS OF THE PARTIES

(a)   Each Party shall, and shall cause its Representatives to:

      (i) treat the Confidential Information relating to the other Party and/or

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            the other Party's Affiliates and/or the JVC as strictly
            confidential; and

      (ii)  not disclose such Confidential Information to any other Person;

      save as otherwise provided in this Contract.

(b) Each Party shall not, and shall procure that its Representatives shall not use Confidential Information relating to the other Party and/or or the other Party's Affiliates and/or the JVC for any purpose other than as specifically authorized under this Contract.

(c) The confidentiality obligations contained herein do not apply to Confidential Information or such part of it:

      (i) where the disclosing Party, or its Affiliate(s) has agreed in writing to the relevant disclosure or use; or

      (ii) as is or becomes publicly available, other than as a result of breach of any obligation of confidentiality owed by a Party or its Representatives to the other Party.

(d) A Party shall be exempted from the obligations of confidentiality in this Contract in respect of Confidential Information or such part of it:

      (i) that was already properly and lawfully in its possession prior to disclosure in connection with this Contract; or

      (ii) which subsequently properly and lawfully comes into its possession from a third party with the right to disclose it, except that where such Confidential Information is in its possession, or comes into its possession, subject to any other obligation of secrecy, a Party shall be exempted only to the extent that it is permitted to use or disclose the Confidential Information pursuant to such other obligation of secrecy.

(e) For the purpose of the provisions of Article 21.1(c) and Article 21.1(d), disclosures made to a Party, which are specific shall not be deemed to be within the foregoing exceptions, merely because they are embraced by general disclosures which are in the public domain. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely, because the individual features are in the public domain, but shall be deemed to be within the foregoing exceptions only if the combination itself and its principle of operation are in the public domain.

(f) A Party or its Representatives may disclose Confidential Information relating to the other Party or the other Party's Affiliates:

      (i) to a Party, a Representative of the Party or a Representative of a disclosing Party, who is directly concerned with the Contract and whose knowledge of such Confidential Information is required for the implementation of the Contract; or

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      (ii)  to a Person not referred to in paragraph (i) above who is directly concerned with the Contract and whose knowledge of such Confidential Information is essential to the implementation of the Contract.

(g) Each Party shall limit the access to Confidential Information to Representatives or Persons who have accepted an obligation of secrecy no less stringent than set forth in this Contract. In the case of employees, such obligation which shall be included in the labor contract for the employees, shall be effective, so far as legally possible, both during and after the period of their employment. Each Party shall use its best endeavours to ensure that such Representatives or Persons adhere to the obligation of confidentiality. In the event of a breach of the secrecy obligation by such Representatives of a Party or Persons in which such Party has advance knowledge thereof but fails to take any preventive measures, such Party shall be jointly liable with such Representatives or Persons. The Party which originally disclosed such Confidential Information shall be entitled to take legal action with respect to the confidentiality obligation under this Contract.

(h) Each Party shall be entitled, at any time and from time to time, to withhold disclosure of any further Confidential Information until further undertakings of confidentiality have been entered into. The Parties anticipate that further restrictions may be imposed in relation to certain technical information of DANA which is of particularly high value including further restrictions on dissemination and copying. Such restrictions will be stipulated in more detail in the Technology and Know-How License Contract.

(i) On termination of the Contract, each of the Parties shall and shall procure that its Representatives, and the Persons to which the Party or its Representatives have disclosed Confidential Information, shall:

      (i) immediately return to the disclosing Party or destroy any and all materials, including any notes, analysis or memoranda prepared by it, containing Confidential Information relating to the disclosing Party or the disclosing Party's Affiliates and all copies thereof; and

      (ii) immediately delete all such Confidential Information, including any back-up copies, from any computer, word processor or other electronic device containing Confidential Information; and

      (iii) continue to be bound by the undertaking of confidentiality and non-disclosure set out in Articles 21.1(a) and (b) of this Contract and not use Confidential Information relating to the other Party and/or the other Party's Affiliates for any purpose whatsoever. Such undertaking of confidentiality with regard to Confidential Information (including technical information) shall be limited to a period of ten (10) years after the termination of this Contract. Technical information shall include all information relating to any process involved in the manufacture of any products manufactured or intended to be manufactured by the JVC, or any applications of those products, including without limitation process and application know-how,

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            equipment lists and information marked as or indicated to be technical.

(j) In case a Party is no longer party to the Contract such Party shall and shall procure that its Representatives and the Persons, to which the Party or its Representatives have disclosed Confidential Information, shall comply with Article 21.1(i), with the exception that with regards to
      Article 21.1(i)(iii), such undertaking of confidentiality shall be limited to ten (10) years from the date after such Party is no longer a party to the Contract.

21.2  CONFIDENTIALITY OBLIGATIONS OF THE JVC

The JVC shall:

(a) cause its personnel, agents and subcontractors to be bound by and comply with the obligations set out in this Article 21; and

(b) include in all labor or services contracts signed by JVC personnel an undertaking of secrecy and non-use, in form and substance satisfactory to both Parties.

                                   ARTICLE 22

                      DURATION OF THE EQUITY JOINT VENTURE

22.1  COMPANY TERM, TERM OF THIS CONTRACT AND SURVIVAL

(a) The term of the JVC (COMPANY TERM) shall be 50 years starting from the date the JVC's amended business license is issued by the SAIC.

(b) The effective term of this Contract shall begin when it is executed by the Parties and approved by the Approval Authority, and shall end when the Company Term ends, or upon dissolution of the JVC (if this Contract is terminated early).

(c) Articles 5.4, 19.4 to 19.6, 21, 22.1(c), 27 and 28 will survive the termination of this Contract.

22.2  EXTENSION OF THE COMPANY TERM

(a) At least two (2) years before the Company Term expires, the Parties shall hold consultations to discuss the extension of the Company Term. If the Parties agree to extend the Company Term, an application for the extension will be submitted to the Approval Authority (or the relevant authority) for approval, so that approval may be obtained not less than six (6) months before the Company Term expires. Any extension of the term approved shall be registered with the SAIC.

(b) Dissolution of the JVC upon early termination or at expiration of the Company Term is subject to the provisions of Articles 23 through 25.

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                                   ARTICLE 23

                  EXPIRATION, EARLY TERMINATION AND DISSOLUTION

23.1  EVENTS OF EARLY TERMINATION AND EXPIRATION

The JVC may be dissolved and this Contract terminated in accordance with Article
23.2 if any of the following events occurs:

(a) the JVC has incurred heavy losses and is unable to continue operations (for purposes of this Article 23.1(a) the term "heavy losses" shall mean that the accumulated losses of the JVC have reached fifty percent (50%) or more of the registered capital of the JVC);

(b) the JVC is unable to continue operations due to the occurrence of an Event of Force Majeure, as provided in Article 26.3;

(c) the JVC is unable to obtain or maintain its desired purpose and objectives of operation as stated in this Contract and the Feasibility Study Report;

(d)   a Party declares itself, or is declared, bankrupt;

(e)   the Parties unanimously agree to early dissolution of the JVC;

(f) the Board fails to meet twice and, subsequently the Parties also fail to meet, or the Board fails to meet after the Parties have met, all as provided in Article 11.6;

(g)   the JVC ceases for a period of six (6) consecutive months to:

      (i) have the right to maintain foreign exchange bank account(s), unless such foreign exchange bank account(s) is(are) no longer required, or

      (ii) have access to sufficient foreign exchange to perform its foreign exchange obligations, including the inability to pay any amounts owed to DANA in US$ or other freely convertible foreign exchange acceptable to DANA;

(h)   a Party has:

      (i)   materially breached this Contract or any Ancillary Contracts,

      (ii)  been given notice by the Non-breaching Party, and

      (iii) not timely remedied the breach, all as set forth in Article 24.1; or

(i) if the Parties cannot agree to extend the Company Term six (6) months before the Company Term expires.

23.2  PROCEDURES FOR TERMINATION

(a) If any of the events set out in Article 23.1 occurs, a Party may request that a special Board meeting be convened to discuss how to deal with the event. The

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      meeting will be held within sixty (60) days of the receipt of the request.

      At this special board meeting, the directors will engage in good faith discussions to find a way to continue the JVC, taking into account the JVC's operations, the current state and future outlook of the Commercial Vehicle axle market in the PRC and the economic impact that termination and liquidation of the JVC would have on each of the Parties. The directors will use their best efforts to find an acceptable solution that continues the JVC. If after good faith discussions, the directors are unable to find an acceptable way to continue the JVC, then each Party shall cause its directors to adopt by unanimous vote one of the following solutions:

      (i)   termination and liquidation of the JVC pursuant to Article 25;

      (ii) sale of the JVC on a going concern basis to a third party or parties at a value to be agreed between the Parties and the third party purchaser(s); or

      (iii) other solutions acceptable to the Parties.

(b) If the Board unanimously adopts one of the above solutions, the Chairman and Vice Chairman jointly, on behalf of the JVC, shall promptly give the Approval Authority, and any other government departments who must approve such solution, written notice of the solution adopted and request approval, and use its best efforts to obtain the approval. The solution adopted by the Board shall become effective after approval by the Approval Authority.

(c) If the directors do not adopt any solution as required above, or the special Board meeting cannot be held within three (3) months of a Party's request for it pursuant to Article 23.2(a), or the solution adopted by the Board is not carried out to completion within six (6) months of the special Board meeting, then the JVC shall be terminated and liquidated pursuant to Article 25.

23.3  TECHNOLOGY LICENSE AFTER TERMINATION

(a) In the event that the JVC is early terminated and dissolved after the JVC has been established for more than ten (10) years, or before the JVC has been established for more than ten (10) years but due to reasons primarily attributable to DANA, the JVC or its successor in interest (the SUCCESSOR TO THE JVC), shall continue to receive a license from DANA, on a non-exclusive basis, to use the technology and know-how licensed under the Technology and Know-How License Contract in accordance with the terms and conditions thereunder, provided that:

      (i) none of the shareholder/equity holders of the Successor to the JVC (excluding DFL) is a competitor of DANA CORPORATION;

      (ii) DFL is not and has not been in material breach of any provision of this Contract;

      (iii) the JVC, the Successor to the JVC and DANA CORPORATION have

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            entered into a novation agreement under which the Successor to the
            JVC is novated for the JVC as the licensee under the Technology and Know-How License Contract; and

      (iv) the terms and conditions of the Technology and Know-How License Contract as so novated are identical to those of the Technology and Know-How License Contract, except that:

            (A)   the license shall be on a non-exclusive basis;

            (B) the Successor to the JVC shall not have the right to use DANA CORPORATION's trademarks on the products manufactured with DANA CORPORATION's technology and know-how;

            (C) DANA CORPORATION shall have no obligation to continue providing updates or improvements to the licensed technology and know-how; and

            (D) the Successor to the JVC may, on a royalty free basis, continue to use the technology and know-how already licensed by DANA CORPORATION.

      Provided, however that if any termination is after 10 years or any termination before 10 years is solely attributable to DANA, then conditions (b)(i) and (b)(ii) above shall not apply.

                                   ARTICLE 24

                         BREACH AND PENALTIES FOR BREACH

24.1  BREACH

(a) A Party (BREACHING PARTY) shall be deemed to be in breach of this Contract if:

      (i) it fails to perform any of its material obligations under this Contract (including the Ancillary Contracts), or

      (ii) any representation or warranty of the Party under this Contract is materially untrue;

(b) In the event of a breach as defined in (a) above, the Non-breaching Party (the NON-BREACHING PARTY) may:

      (i) give the Breaching Party written notice that it has breached this Contract and, if the breach is of a type that may be remedied,

      (ii) demand that the breach be remedied within a reasonable time (not more than 90 days);

(c) If the breach is not remedied within the specified time period or is not capable of being remedied, the Non-breaching Party may:

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      (i)   notify the Approval Authority that the Breaching Party has breached this Contract, and

      (ii)  request early dissolution of the JVC as provided in Article 23.

24.2  LIABILITY IN CASE OF BREACH

In the event of a breach of this Contract, the Breaching Party shall be liable to the Non-breaching Party for all actual direct damages incurred as a direct result of the breach of contract. The rights provided for in Article 24.1 are in addition to any other remedies available to the Non-breaching Party. Termination of this Contract in the exercise of the rights will not relieve a Party from any obligations accrued to the date of termination or relieve the Breaching Party from liability for damages to the Non-breaching Party for breach of this Contract.

                                   ARTICLE 25

                           TERMINATION AND LIQUIDATION

25.1  APPOINTMENT OF THE LIQUIDATION COMMITTEE

(a) Upon the Board's approval of early dissolution of the JVC pursuant to Articles 23.1 and 23.2, the JVC shall notify the Approval Authority to obtain approval for liquidation of the JVC. Within seven (7) days from the date of approval or from the expiration of the Company Term, the Board shall notify the relevant authorities as required by law. Within fifteen
      (15) days from the date of approval or the expiration of the Company Term, the Board shall appoint a Liquidation Committee.

(b) The Liquidation Committee shall be composed of eight (8) members (including two Directors) appointed by the Board, of which 4 members (including one Director) shall be appointed by DFL, and 4 members (including the other Director) shall be appointed by DANA. The principles on the nomination and appointment of the directors of the Board set forth herein shall be applied to the nomination and appointment of the members of the Liquidation Committee and its two Directors.

(c) Members of the Liquidation Committee may be directors or senior employees of the JVC, or other qualified persons, including accountants and lawyers qualified either in the PRC or abroad.

25.2  PRINCIPLES OF OPERATION OF THE LIQUIDATION COMMITTEE

(a) Within ten (10) days of the appointment of the Liquidation Committee, the Liquidation Committee will notify in writing the creditors of the JVC to report the amounts the JVC owes the creditors. The Liquidation Committee will also publish announcements of the liquidation in newspapers in accordance with the relevant laws and regulations.

(b) The Liquidation Committee will carry out its duties in accordance with the applicable laws, and in particular will:

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      (i)    conduct an overall inventory of the JVC's property, creditors'
             rights and liabilities;

      (ii)   prepare a balance sheet and property inventory;

      (iii)  value all the property of the JVC at fair market value;

      (iv)   prepare a liquidation plan;

      (v) apply the assets of the JVC to satisfy the costs of the liquidation and the JVC's liabilities;

      (vi)   handle uncompleted business matters of the JVC;

      (vii)  pay and discharge taxes of the JVC as due;

      (viii) settle creditor's rights and debts;

      (ix)   prepare the liquidation completion report;

      (x) seek of the approval of the JVC's liquidation plan and the cancellation of the JVC's registrations with the relevant government authorities;

      (xi)   represent the JVC in any civil litigation proceedings; and

      (xii) carry out such other duties as are required of it by relevant laws and regulations.

(c) The priority for the distribution of the JVC's assets shall be handled in accordance with PRC law.

(d) The remaining assets of the JVC shall be distributed to the Parties in accordance with the ratio of their capital contributions; provided, however, that any property to be distributed to the Breaching Party may be used to pay for the damages sustained by the Non-breaching Party. Damages payable to DANA and DANA's share of any distribution shall be paid in US$, subject to the principle on foreign exchange conversion as set forth in
      Article 16.7(f) above. The Parties may elect to receive their respective share of any distribution of assets in kind.

                                   ARTICLE 26

                                  FORCE MAJEURE

26.1  GENERAL

If a Party is prevented from performing its obligations under this Contract because of an event of force majeure, including, but not limited to, earthquake, typhoon, flood, or other acts of nature, fire, explosion or other unforeseen event beyond the prevented Party's reasonable control (an EVENT OF FORCE MAJEURE), the prevented Party shall:

(a)   give the other Party written notice without delay, and

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(b)   provide, within fifteen (15) days of the event, detailed information about and documents evidencing the event, explaining the reasons for its inability to perform, or for its delay in performing all or part of this Contract.

26.2  EXCUSE AND NOTIFICATION

If an Event of Force Majeure occurs, the prevented Party:

(a)   shall not be liable for any:

      (i)   damage,

      (ii)  increased costs, or

      (iii) loss that the other Party sustains as a result of the Event of Force Majeure,

(b) shall not be deemed to be in breach of this Contract, if it fails to perform its obligations hereunder due to such Event of Force Majeure, and

(c)   shall:

      (i) take appropriate means to minimize or remove the effects of the Event of Force Majeure, and

      (ii) attempt to resume the performance affected by the Event of Force Majeure within the shortest possible time.

26.3  EXTENDED FORCE MAJEURE

If an Event of Force Majeure or the effects of an Event of Force Majeure prevents a Party from fully performing its obligations for a period of one hundred and eighty (180) days or more, the Parties may, through consultations, decide whether to:

(a)   terminate this Contract,

(b) exempt the prevented Party from part of its obligations under this Contract, or

(c) delay performance in accordance with the effects of the Event of Force Majeure.

                                   ARTICLE 27

                        APPLICABLE LAW AND FUTURE CHANGES

27.1  APPLICABLE LAW

This Contract shall be interpreted, construed and governed by the laws of the PRC. To the extent there is no applicable PRC law addressing any issue arising out of this Contract, international practices shall be applied to such issue.

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27.2  FAVORABLE CHANGES

If, during the term of this Contract, any relevant authority in the PRC adopts any law, regulation, rule or policy, or a treatment is extended to another equity joint venture company or investor in the automotive component business in the PRC which is more favorable than the laws, regulations, rules, policies or a treatment previously applicable to the JVC and/or any Party (including reducing or eliminating filing, reporting, registration or approval requirements), then the JVC and/or the relevant Party, as the case may be, shall receive, or apply (if application is necessary) to the appropriate governmental agency or authority to receive the benefit of such law, regulation, rule, policy or treatment.

27.3  ADVERSE CHANGES

(a) The Parties shall promptly consult with each other and use their commercially reasonable best efforts to make any adjustments to this Contract or the JVC that are needed to maintain the same economic benefits derived from this Contract for each of the Parties, if:

      (i) an adverse material change occurs to the economic benefits derived from this Contract by a Party because any relevant authority in the PRC adopts:

            (A)   new laws,

            (B)   regulations,

            (C)   rules or policies,

            (D) amends or reinterprets existing laws, regulations, rules or policies, or

            (E)   alters its treatment of a Party;

27.4  IMPORTANT MATTERS TO BOTH PARTIES

(a) Both Parties acknowledge that the following matters are important to both Parties and to the formation and operation of the JVC:

      (i) all of the preferential tax treatments currently available to the JVC (which both Parties and the JVC shall use their best efforts to maintain);

      (ii) each Party's strict compliance with the confidentiality provisions of this Contract and the JVC's strict compliance with the confidentiality provisions of the Technology and Know-how License Contract;

      (iii) the JVC's supplying axle products to DFL pursuant to the Long Term Supply Agreement;

      (iv) the successful construction of the JVC's R&D Center in accordance with Schedule 9.6 of this Contract; and

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      (v)   each Party's strict compliance with the non-competition provisions of this Contract; and

      (vi) the JVC's receiving relevant technology pursuant to the Technology and Know-how License Contract.

(b) Both Parties expect that there may be changes in the future that will have an impact on those matters set forth in Articles 27.4(a)(i) to (v) above, and, therefore, agree that, if any such changes occur, the Parties shall promptly consult with each other and use their commercially reasonable best efforts to take measures to avoid or reduce the JVC's losses to the minimum.

27.5  FUTURE CHANGE IN OWNERSHIP

Neither Party may assign any right or obligation of this Contract or any agreements to be entered into pursuant to this Contract except that:

(a) DANA may assign its rights and responsibilities under this Contract and any agreements entered into pursuant to this Contract (except as provided in Article 27.5(a)(ii) below) to another wholly owned subsidiary of DANA CORPORATION (DANA ASSIGNEE) provided that:

      (i) DANA guarantees the faithful performance of DANA Assignee of all terms of the assigned contract and agreements; and

      (ii) The Technology and Know-how License Contract and the Technical Assistance Contract to be entered into between DANA CORPORATION and the JVC and all rights and obligation thereto and DANA CORPORATION'S rights and obligation with regard to the R&D Center hereunder shall remain direct obligations and rights of DANA.

(b) DFL may assign its rights and responsibilities under this Contract and any agreements entered into pursuant to this Contract (except as provided in Article 27.5(b)(ii) below) to subsidiary of DFL (DFL ASSIGNEE) in which DFL has at least a fifty-one percent equity interest and full management control, provided that:

      (i) DFL guarantees the faithful performance of DFL Assignee of all terms of the assigned contract and agreements; and

      (ii) The Long Term Supply Agreement and any component supply agreement (if any) to be entered into between DFL and the JVC and all rights and obligation thereto shall remain direct obligations and rights of DFL.

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                                   ARTICLE 28

                             SETTLEMENT OF DISPUTES

28.1  CHOICE OF ARBITRATION

(a) The Parties shall try to resolve any dispute, controversy or claim arising out of or in connection with this Contract through friendly consultations between the Parties. But, if no settlement is reached within thirty (30) days from the date one Party notifies the other Party in writing of its intention to submit the dispute, controversy or claim to arbitration in accordance with this Article, then any such dispute, controversy or claim arising out of or relating to this Contract, or the breach, termination or invalidity thereof, shall be settled by arbitration by the Hong Kong International Arbitration Center (HKIAC) in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Article. The arbitration will be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Contract including additions to the UNCITRAL Arbitration Rules as are therein contained.

(b) The place of arbitration shall be in Hong Kong at the Hong Kong International Arbitration Center (HKIAC). The arbitration proceedings will be conducted in English and Chinese. The arbitration panel will consist of three (3) members. Each Party shall select one (1) arbitrator. The presiding arbitrator shall be selected by agreement between the arbitrators selected by the Parties or, failing agreement within ten (10) days of the appointment of the two (2) Party-nominated arbitrators, by the Chairperson of the HKIAC. The presiding arbitrator shall not be a national of the PRC or the United States of America. The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly. The costs of arbitration and the costs of enforcing the arbitration award (including witness expenses and reasonable attorneys' fees) shall be borne by the losing Party, unless otherwise determined by the arbitration award.

(c) In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any legal action between the Parties pursuant to or relating to this Contract, each Party expressly waives any defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state.

(d) Any award of the arbitrators may be enforced by any court having jurisdiction over the Party against which the award has been rendered, or wherever assets of that Party are located, and shall be enforceable in accordance with the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958).

28.2  CONTINUED PERFORMANCE

Each Party shall continue to exercise its respective rights, and fulfill its obligations under this Contract while a dispute is being resolved through arbitration, except for the matters in dispute.

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                                   ARTICLE 29

                                    LANGUAGE

(a) This Contract is written in a Chinese version and in an English version in 9 originals each. Both language versions shall be equally authentic. DFL and DANA shall each keep 2 originals in each language. 5 originals in each language shall be submitted, as necessary, to each of the Approval Authority and the SAIC.

(b) If there is a discrepancy between the Chinese and English versions, the Parties shall try to resole such discrepancy through friendly discussions. If such friendly discussions do not resolve such discrepancy, the arbitrators appointed pursuant to the provisions of Article 28 shall determine which version most accurately records the Parties' intention.

                                   ARTICLE 30

      EFFECTIVENESS OF THE CONTRACT, AMENDMENT, AND MISCELLANEOUS

30.1  ENTIRE CONTRACT

(a) The Schedules and Appendices referred to in and attached to this Contract are an integral part of this Contract. They are as follows:

(1)    Schedule 9.4            Employee Manual
(2)    Schedule 9.6            R&D Center
(3)    Appendix 5.11(a)(i)     Articles of Association
(4)    Appendix 5.11(a)(ii)    Technology and Know-how License Contract
(5)    Appendix 5.11(a)(iii)   Technical Assistance Contract
(6)    Appendix 5.11(a)(iv)    Long Term Supply Agreement
(7)    Appendix 5.11(a)(v)     DFL Delegation Agreement
(8)    Appendix 5.11(a)(vi)    DANA Delegation Agreement
(9)    Appendix 5.11(a)(vii)   Labor Contract
(10)   Appendix 5.11(a)(viii)  Employee Manual
(11)   Appendix 5.11(a)(ix)    PRC Communist Party Organization and Labor
                               Union Organization Agreement

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
(12)   Appendix 5.11(a)(x)     Labor and HR Agreement
(13)   Appendix 5.11(a)(xi)    Letter of Guaranty

      (ANCILLARY CONTRACTS shall mean the contracts referred to in items (3) to (13) above.)

(b) This Contract with its Schedules and Appendices is the entire agreement between the Parties and supersedes any previous contracts, agreements or understandings related to the subject matter of this Contract. The Headings to Articles are for ease of reference only and have no legal effect.

30.2  APPROVAL AUTHORITY

(a) The Approval Authority for this Contract is the Ministry of Commerce of the PRC. This Contract with its Schedules and Appendices shall be submitted for approval to the Approval Authority and shall come into force beginning on the date the Approval Authority issues its approval reply (the EFFECTIVE DATE). DFL shall:

      (i) notify DANA in writing immediately upon its receipt of either the approval reply or approval certificate, and

      (ii)  provide DANA with copies of each.

(b) Either Party may, by written notice to the other Party, terminate the effectiveness of its signature to this Contract and make this Contract void, if:

      (i) such Party can not reach an agreement with the other Party on, any amendment to this Contract required or on any conditions imposed, by the Approval Authority; or

      (ii) this Contract is not approved within six (6) months of the date set out in Article 30.9.

30.3  AMENDMENT

The Parties may only modify this Contract by an instrument in writing signed by both Parties.

30.4  WAIVER

Subject to any statutory time limits applicable to the enforcement of rights under this Contract, a failure or delay of a Party to exercise any right, power or privilege under this Contract, or under any other agreement relating hereto, shall not be deemed to be a waiver thereof; nor shall any single or partial exercise of any right, power or privilege preclude any other future exercise thereof.

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30.5  SEVERABILITY

In the event that any provision in this Contract is illegal, contrary to public policy, or otherwise unenforceable, then such provision shall be deleted from this Contract leaving the remainder of this Contract legal, valid and enforceable. The deleted provision shall be replaced by a valid new provision negotiated by the Parties, having as nearly as is legally possible the same economic and business effect as the deleted provision was intended to have. The new provision shall be submitted to the Approval Authority for its approval, if required.

30.6  NOTICES

(a) Any notice to be given by one Party to the other Party under, or in connection with, this Contract shall be in writing and signed by or on behalf of the Party giving it. It shall be served by sending it by pre-paid recorded express courier delivery, to the address set out in
      Article 30.6(b) and marked for the attention of the relevant Party (or as otherwise notified from time to time in accordance with the provisions of this Article 30.6). Any notice so served by express courier shall be deemed to have been duly given at 10am on the seventh (7th) business day following the date of posting.

(b)   The addresses and telephone numbers of the Parties for the purpose of
      Article 30.6 are as follows:

      To DFL:

            Dongfeng Motor Co., Ltd.
            84 Baiye Road
            Wuhan Economic Development Zone
            Wuhan City, Hubei Province
            PRC
            Attention: President
            Telephone: +86 719 8204 588

      To DANA

            c/o 4500 Dorr Street
            Toledo, Ohio 43615
            U.S.A.
            Attention: Director
            Telephone: +1 419 535 4500

      Copy to DANA CORPORATION:

            Dana Corporation
            4500 Dorr Street
            Toledo, Ohio 43615
            U.S.A.
            Attention: Secretary
            Telephone: +1 419 535 4500

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(c)   A Party may notify the other of a change to its name, relevant addressee, or address for the purposes of this Article 30.6, provided that, such notice shall only be effective on:

      (i) the date specified in the notice as the date on which the change is to take place; or

      (ii) if no date is specified or the date specified is less than five (5) business days after the date on which notice is given, the date following five (5) business days after notice of any change has been given.

30.7  PUBLIC COMMUNICATIONS

(a) No Party, without the written consent of the other Party may make any declarations, announcements, or disclosures to the public with respect to:

      (i)   this Contract,

      (ii)  the relationship between the Parties, or

      (iii) the business of the JVC.

(b) But, if a Party or its Affiliate is legally required to make a public declaration, announcement or disclosure it may do so after consulting with the other Party, if legally permitted.

30.8  COSTS

Unless otherwise provided in this Contract, each Party will be responsible for and pay all of its costs and expenses in connection with this Contract including without limitation, legal and accounting costs.

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30.9  SIGNING PLACE AND DATE

This Contract is signed in Xiangfan, Hubei Province, PRC by the duly authorized representatives of DFL and DANA on this 10th day of March 2005.

DONGFENG MOTOR CO., LTD.                    DANA MAURITIUS LIMITED

By: /s/ Miao Wei                            By: /s/ Robert E. Pollock
    ------------                                ---------------------
                                                Director

                                            DANA CORPORATION AS GUARANTOR

                                            By: /s/ B. N. Cole
                                                --------------